UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Annual Meeting of Shareholders

to be held October 20, 2004

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend the 2004 annual meeting of shareholders of Winn-Dixie Stores, Inc. The annual meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., local time, on Wednesday, October 20, 2004. At the meeting, our shareholders will act on the following matters:

•	Election of four Class I directors for terms expiring in 2007;

•	Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2005;

•	A shareholder proposal, if properly presented at the meeting; and

•	Any other business that may properly come before the meeting.

The Board of Directors has fixed August 20, 2004 as the record date for the annual meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting. A list of shareholders, as of August 20, 2004, will be available for inspection at the annual meeting by any shareholder.

Shareholders will need to register at the meeting to attend the meeting. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on August 20, 2004. Please bring that documentation to the meeting to register.

By Order of the Board of Directors,

Larry B. Appel

Secretary

Jacksonville, Florida

September 16, 2004

Whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 20, 2004

Our annual meeting of shareholders will be held on Wednesday, October 20, 2004 at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, beginning at 9:00 a.m. local time. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this proxy statement and the accompanying proxy will first be mailed to holders of our common stock on or about September 16, 2004.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint A. Dano Davis, T. Wayne Davis and Charles P. Stephens as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting (or any adjournments) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

Can I receive proxy materials via the Internet?

For next year’s annual meeting, you can help us save significant printing and mailing expenses by consenting to receive the proxy statement, proxy card and annual report electronically via the Internet. You can consent to receive next year’s proxy materials and annual report electronically by following the instructions set forth at the Web site http://www.proxyvotenow.com/win. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s annual meeting, you will receive email notification when the proxy materials and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect for all future shareholder meetings unless you revoke it prior to the meeting by following the instructions set forth at the Web site http://www.proxyvotenow.com/win. If you elect to access these materials via the Internet, you can still request paper copies by contacting your brokerage firm or bank or our transfer agent, Wachovia Bank.

What is “householding” and how does it affect me?

Householding is a program approved by the Securities and Exchange Commission (“SEC”) which allows the delivery of only one package of proxy material to you if there are multiple shareholders residing at the same address. This means you will receive an envelope containing one set of proxy material and a separate proxy card for each shareholder account in the household. Proxy material may include an annual report and a proxy statement. Householding saves us money by reducing printing and postage costs. It also creates less paper for you to manage and is environmentally friendly.

We will promptly deliver, upon oral or written request, a separate copy of the proxy material to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address who do not wish to participate in householding may contact us to request multiple copies of the proxy materials in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy materials may contact us to request to participate in householding in the future. For requests relating to householding, please contact Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, telephone number (904) 783-5000.

When is the record date?

The Board of Directors has fixed August 20, 2004 as the record date for the annual meeting. Only holders of Winn-Dixie common stock as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding?

As of the record date, we had 142,043,551 shares of common stock issued and outstanding.

What am I voting on?

Each share is entitled to one vote. You are being asked to vote on the following:

•	the election of four directors;

•	the ratification of the appointment of KPMG LLP, referred to as KPMG, as our independent auditors for fiscal year 2005;

•	a shareholder proposal; and

•	any other business that may properly come before the meeting.

No cumulative rights are authorized and dissenters’ rights are not applicable to any of the matters being voted upon.

How do I vote?

You have four voting options. You may vote:

•	over the Internet at http://www.proxyvotenow.com/win;

•	by telephone toll-free at 1-866-235-8913;

•	by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; or

•	by attending the annual meeting and voting in person.

If your shares are registered in your name with Wachovia, our transfer agent (instead of through a broker or other nominee), you can vote your shares on the Internet or by telephone. If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. These programs are different from the program offered by Wachovia for shares registered in the name of the shareholder.

If you vote by telephone or over the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone. Winn-Dixie reserves the right to cancel the electronic voting or telephone voting program with respect to future shareholder meetings.

How are voting instructions provided for shares held in a dividend reinvestment plan account or the Winn-Dixie profit sharing/401(k) plan or acquired through the 2000 employee stock offering?

If you are a participant in the Winn-Dixie dividend reinvestment plan, the enclosed proxy serves as voting instructions for the number of full shares in your dividend reinvestment plan account, as well as other shares registered in your name. If you are a participant in the Winn-Dixie profit sharing/401(k) plan, the enclosed proxy also serves as voting instructions for the plan trustee for all accounts registered in your name. If voting instructions are not received for shares in the profit sharing/401(k) plan, your shares will be voted in the same proportion as the shares in the plan for which voting instructions are received. If you hold stock acquired through our 2000 employee stock offering, the enclosed proxy serves as voting instructions for those shares as well as other shares registered in your name.

Can shareholders vote in person at the annual meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate or the shares are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 12:00 p.m., Eastern time, on October 19, 2004;

•	signing another proxy with a later date and mailing it to our transfer agent Wachovia, as long as Wachovia receives the proxy prior to 12:00 p.m., Eastern time, on October 19, 2004;

•	voting in person at the annual meeting; or

•	giving written notice to our Secretary.

How many votes do you need to hold the meeting?

For us to conduct the annual meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the meeting. Your shares will be counted as present at the annual meeting if you:

•	vote via the Internet or by telephone;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals and will not affect the outcome of the vote of any proposal contained in this year’s proxy statement.

How many votes are needed to elect directors?

The four nominees receiving the highest number of FOR votes cast by the shareholders will be elected as directors, even if those nominees do not receive a majority of the votes cast. This number is called a plurality. A properly executed proxy card marked “Withheld” with respect to the election of directors will not be voted and will not count FOR or AGAINST any of the nominees.

How many votes are needed to ratify the appointment of KPMG as our auditors for fiscal year 2005?

The ratification of the appointment of KPMG as our independent auditors for fiscal year 2005 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

How many votes are needed to approve the shareholder proposal if it is properly presented at the meeting?

If the shareholder proposal is properly presented at the meeting, it will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to the shareholder proposal will not be voted and will not count FOR or AGAINST the proposal.

Will my shares be voted if I do not sign and return my Proxy Card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

The election of directors and the ratification of the appointment of KPMG as our auditors are “routine” matters under New York Stock Exchange (NYSE) rules. The NYSE rules allow brokerage firms to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

The shareholder proposal included in your proxy statement is not considered a “routine” matter. If your brokerage firm has not received your voting instructions, your brokerage firm cannot vote your shares on this proposal. This situation is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted FOR or AGAINST the shareholder proposal.

If you do not provide voting instructions, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting.

What happens if a director nominee is unable to stand for election?

The Board of Directors may by resolution provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted as recommended by the Board of Directors to elect a substitute nominee.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee;

•	FOR the ratification of the appointment of KPMG as our independent auditors for fiscal year 2005; and

•	AGAINST the shareholder proposal.

Voting results will be tabulated and certified by our transfer agent, Wachovia.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2005 which will be filed with the SEC.

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain a copy of the 2004 Annual Report to Shareholders and the 2004 Annual Report on Form 10-K?

Our 2004 Annual Report to Shareholders accompanies this proxy statement. However, the 2004 Annual Report to Shareholders is not considered part of the material for the solicitation of proxies. The 2004 Annual Report to Shareholders is available on our Internet Web site at http://www.winn-dixie.com/company/investor_info/annualreport/annual_report.asp. Our 2004 Annual Report on Form 10-K, including audited financial statements, also accompanies this proxy statement. The 2004 Annual Report on Form 10-K is available on our Internet Web site at http://www.winn-dixie.com/company/investor_info/sec_filings.asp.

At the written request of any shareholder who owns common stock on the record date, we will provide, without charge, an additional paper copy of our 2004 Annual Report on Form 10-K as filed with the SEC, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of our 2004 Annual Report on Form 10-K should be mailed to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

PROPOSAL 1—ELECTION OF DIRECTORS

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR each of the nominees.

What is the current composition of the Board?

Our bylaws require our Board of Directors to have at least three and no more than fifteen directors. Currently, the Board has fixed the number of directors at 11.

Is the Board divided into classes? How long is the term of each class?

Yes, the Board is divided into three classes. Each class of directors is elected to serve for a term of three years, and the terms of approximately one-third of the directors will expire each year. All directors serve until their successors are elected and qualified.

Which directors are standing for election this year?

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has nominated the following Class I directors for reelection at the 2004 annual meeting of shareholders to hold office until the 2007 annual meeting of shareholders: T. Wayne Davis, Carleton T. Rider and Charles P. Stephens. The Board, on the recommendation of the Nominating and Corporate Governance Committee, has also nominated H. Jay Skelton for election as a Class I director at the annual meeting, to hold office until the 2007 annual meeting of shareholders.

After 35 years of service, A. Dano Davis, our Chairman and a Class I director, is retiring from the Board at the end of his term, effective as of the annual meeting. The Board thanks Mr. Davis for his many years of service to Winn-Dixie. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has elected, H. Jay Skelton as Chairman, effective as of the annual meeting.

Who recommended Mr. Skelton to the Nominating and Corporate Governance Committee?

Mr. Skelton was recommended as a nominee for director by Mr. A. Dano Davis, the Chairman of our Board of Directors.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve (which is not anticipated), the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

The Board of Directors recommends a vote FOR each of the nominees.

INFORMATION ON OUR BOARD OF DIRECTORS

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 30, 2004	Director Since
NOMINEES FOR CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2007

T. Wayne Davis • For more than the last five years, a private investor • February 1989 to April 2002, Chairman of the Board of The Transit Group, Inc. (a logistics and transportation company) • 1971 to 1987, with Winn-Dixie in various capacities • Director of Enstar Group, Inc. and MPS Group, Inc. (formerly Modis Professional Services, Inc.)	57	1981

Carleton T. Rider • For more than the last five years, Senior Administrator, Mayo Foundation (a non-profit health care organization) • 1985 to July 1993, Administrator, Mayo Clinic Jacksonville • Director of St. Luke’s Hospital, Jacksonville, Florida	59	1992

H. Jay Skelton • 1989 to present, President and a Director of D.D.I., Inc. (a diversified investment company) • 1962 to 1988, with KPMG Peat Marwick in various capacities, including as Managing Partner of the Jacksonville, Florida office from 1978 to 1988	66	—
Charles P. Stephens • For more than the last five years, Vice President, director and a principal stockholder of Norman W. Paschall Co., Inc. (brokers, importers, exporters and processors of textile products)	65	1982

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 30, 2004	Director Since
INCUMBENT CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2005

John E. Anderson • For more than the last five years, President and Chief Executive Officer of Patriot Transportation Holding, Inc. (a transportation and real estate company) • 1989 to January 1, 2004, Director of Patriot Transportation Holding, Inc.	59	2002

John H. Dasburg • April 2003 to present, Chairman of the Board and Chief Executive Officer of ASTAR Air Cargo, Inc. (formerly DHL Airways, Inc., an air freight company) • February 2001 to April 2003, Chairman of the Board, Chief Executive Officer and President of Burger King Corporation • 1990 to 2000, President and Chief Executive Officer of Northwest Airlines Corporation • Director of The St. Paul Companies, Inc.	61	2002

Julia B. North • For more than the last five years, former President and Chief Executive Officer of VSI Enterprises, Inc. (videoconferencing products and services) • Director of Simtrol, Inc. (formerly VSI Enterprises, Inc.), Mapics, Inc. and Acuity Brands, Inc.	56	1994

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 30, 2004	Director Since
INCUMBENT CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2006

Tillie K. Fowler • April 2001 to present, Partner, law firm of Holland & Knight LLP • 1993 to 2001, Member, U.S. House of Representatives • Director of Florida Rock Industries, Inc.	61	2001

Frank Lazaran • June 2003 to present, President and Chief Executive Officer of Winn-Dixie • April 2002 to June 2003, Executive Vice President and Chief Operating Officer of Winn-Dixie • September 1999 to April 2002, President of Randalls Food Markets, Inc. (a division of Safeway, Inc.) • November 1997 to September 1999, Senior Vice President, Sales, Merchandising and Logistics of Randalls Food Markets, Inc.	47	2003

Edward W. Mehrer, Jr. • January 2004 to present, retired • October 2002 to May 2003, interim President and Chief Executive Officer of CyDex, Inc. (a pharmaceutical delivery company) • May 2003 to December 2003, Chief Financial Officer and Treasurer of CyDex, Inc. • Director of Novastar Financial, Inc., MGI Pharma, Inc. and FBL Financial Group, Inc.	65	2003

Ronald Townsend • 1996 to present, communications consultant • 1989 to 1996, President of Gannett Television Group, Gannett Co., Inc. (a print and electronic media company) • Director of Alltel Corporation and Rayonier, Inc.	62	2000

A. Dano Davis (who is retiring at the annual meeting), T. Wayne Davis and the spouse of Charles P. Stephens are first cousins. H. Jay Skelton is President and a Director of D.D.I., Inc., our largest shareholder, a Florida corporation that is beneficially owned by the founding family of the Company.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS STRUCTURE

How many times did the Board meet in fiscal 2004?

During the fiscal year ended June 30, 2004, the Board of Directors held four regular meetings and six special meetings and took action by unanimous written consent in lieu of a meeting four times. All current directors attended at least 75% of these meetings.

How does the Board determine which directors are independent?

In fiscal 2003, the Board adopted Corporate Governance Guidelines that meet or exceed the independence standards adopted by the SEC and the NYSE. The guidelines set by the Board require that a majority of the members of the board be independent as defined under applicable law and NYSE listing standards. A director will not be considered independent if he or she has a material relationship with us as defined below:

•	The director has been employed by us in the past three years.

•	The director has been affiliated with or employed by one of our present or former auditors in the last three years.

•	The director is a member of the founding family of the Company.

•	The director has in the past three years been a part of an interlocking directorate in which one of our officers serves on the compensation committee of another company that employs the director.

•	The director has in any of the past three years received in excess of $100,000 in direct compensation (other than directors’ fees) from us or has been an officer or employee of another company (a) that accounts for the greater of at least 2% or $1 million of our gross revenues or (b) for which we account for the greater of at least 2% or $1 million of the other company’s gross revenues.

•	The director serves as an officer, director or trustee of a charitable or other non-profit organization to which we have in any of the past three years given (not including Company matching contributions made to match gifts made by our employees who are not officers or directors) in excess of the greater of at least 2% or $1 million of the total donations received by the organization.

•	Any immediate family member of the director meets one of the prior criteria, or the director indirectly meets one of the prior criteria through an entity for which the director serves as an employee, officer, director or consultant.

What was the Board’s determination with respect to director independence?

The Board of Directors reviewed the independence of each director in August 2004 based on the Independence Criteria. As a result of the review, the Board affirmatively determined that the following directors are independent: John E. Anderson, John H. Dasburg, Tillie K. Fowler, Edward W. Mehrer, Jr., Julia B. North, Carleton T. Rider and Ronald Townsend. Frank Lazaran is not independent because he is our employee. A. Dano Davis and T. Wayne Davis are not independent because they are members of the founding family of the Company. Charles P. Stephens is not independent because his spouse is a member of the founding family of the Company. H. Jay Skelton is not independent because he is a director and executive officer of D.D.I., Inc., the largest shareholder of our Company that is beneficially owned by the founding family of the Company.

When is the current Chairman of the Board stepping down? Has the Board elected a new Chairman?

A. Dano Davis is our current Chairman. After 35 years of service to our Company, Mr. Davis is retiring as a director at the end of his current term, which is at the annual meeting. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has elected, H. Jay Skelton as the new Chairman, effective as of the annual meeting.

How can shareholders communicate with the Board?

Shareholders who are interested in communicating directly with members of the Board or any chairperson of a Board committee may do so by writing directly to those individuals c/o General Counsel, Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254-3699. Our General Counsel will forward all communications directly to the Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to the Chairman of the Board. Our General Counsel will review all communications before forwarding to the appropriate Board member.

If you want to report a concern relating to our accounting, internal accounting controls, or audit matters, please call 1-800-445-2598. Your call will be confidential and you have the option of remaining anonymous. The Audit Committee of our Board of Directors will be directly notified of your call.

Do the non-management directors of the Board meet during the year?

Yes. At least three times each year the non-management directors meet without any representative of management being present. The non-management directors determine the process for selecting a presiding director at the non-management director meetings. The current process provides that the chair of the Nominating and Corporate Governance Committee presides at these meetings.

Does the Board have a policy with respect to attendance at the annual meeting of shareholders?

Yes. The Board has adopted a policy stating that all directors are expected to attend the annual meeting of shareholders. Although the Board understands that there may be situations that prevent a director from attending an annual meeting, the Board strongly encourages all directors to make attendance at the annual meeting a priority. All of the directors that were serving at the time of the 2003 annual meeting of shareholders attended the meeting.

DIRECTOR COMPENSATION

How are the directors compensated?

During fiscal year 2004, directors received the following compensation:

•	an annual retainer of $24,000;

•	an additional retainer of $3,000 if the director chairs a committee;

•	in-person and telephonic meeting fees of $1,500 per meeting;

•	a unanimous written consent fee of $1,000 per consent;

•	if the director was elected or re-elected at the 2003 annual shareholders meeting on October 8, 2003, immediately exercisable options to purchase 5,000 shares of our common stock at an exercise price of $9.13 (the closing price of our common stock on the grant date of October 8, 2003); and

•	if the director was not slated for election at the 2003 annual shareholders meeting on October 8, 2003, immediately exercisable options to purchase 2,500 shares of our common stock at an exercise price of $9.13 (the closing price of our common stock on the grant date of October 8, 2003). All option grants expire on January 15 following the sixth full fiscal year after grant.

We paid the annual retainer on a quarterly basis, one-half in cash and one-half in our common stock issued pursuant to our Stock Plan for Directors described below. We also reimbursed directors for travel expenses incurred in traveling to committee and full board meetings. Directors who are employees were not paid annual retainers, meeting attendance fees or unanimous written consent fees.

Under our Stock Plan for Directors, 500,000 shares of our common stock are reserved for (1) direct grants and (2) issuances of common stock upon the exercise of options. Only non-employee directors are eligible to receive grants under the plan. During fiscal year 2004, a total of 12,027 shares of our common stock were awarded to non-employee directors under the plan as payment of the half of the annual retainer that is paid in stock. Each director who was a committee chair was awarded stock each quarter with a value of $3,375, and each other director was awarded stock with a value of $3,000 based upon the trading price of our common stock on the date of issuance.

May directors defer the payment of the fees they earn?

Yes. Under our Directors’ Deferred Fee Plan, a director may elect to defer payment of all or any part of the above fees until termination as a director. All fees deferred under this plan are credited, at the election of the director, to an income account paying interest equivalent to a national bank’s prime rate of interest or to a stock equivalent account based on the closing market price of our common stock on the date the fees are earned. A director’s interest in the deferred fee plan is payable only in cash in a single payment or in annual installments upon termination of service as a director. Julia B. North and A. Dano Davis elected to participate in this plan during fiscal year 2004.

COMMITTEE STRUCTURE

What are the committees of the Board?

The Board of Directors currently has four committees: Audit, Nominating and Corporate Governance, Compensation and Finance. The Finance Committee was formed in April 2004. During the fiscal year ended June 30, 2004, all current directors attended at least 75% of the meetings of the committees on which they served.

Who are the members of the committees, and how many times did the committees meet during fiscal 2004?

The following table summarizes the composition of each of the committees of the Board during fiscal 2004 and the number of times each met during the fiscal year ended June 30, 2004:

	Audit	Nominating and Corporate Governance	Compensation	Finance
John E. Anderson		Member	Member
John H. Dasburg	Member		Member	Chair
T. Wayne Davis		Member*
Tillie K. Fowler		Chair
Edward W. Mehrer, Jr.	Member		Member	Member
Julia B. North	Member		Chair	Member
Carleton T. Rider		Member
Charles P. Stephens		Member*
Ronald Townsend	Chair		Member	Member
Number of meetings during year ended June 30, 2004	8	4	10	1

*	Mr. Davis and Mr. Stephens resigned from the Committee in August 2004.

Will the committees have the same members during fiscal 2005?

The Audit and Compensation Committees will continue with the same members after the annual meeting. John E. Anderson has been added as a member of the Finance Committee. To comply with independence requirements, as of August 2004, T. Wayne Davis and Charles P. Stephens are no longer serving on the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

What are the responsibilities of the Audit Committee?

The Board of Directors has adopted an Audit Committee Charter, most recently amended on April 21, 2004, which sets forth the responsibilities of the Audit Committee. The Audit Committee is responsible for oversight of:

•	the integrity of our financial statements and financial reporting;

•	the integrity and effectiveness of our disclosure and internal controls;

•	our compliance with applicable law, regulatory requirements and our code of conduct and other compliance policies; and

•	the independence, qualifications and performance of our internal and external auditors.

In addition, the Audit Committee reviews the scope and results of the audit and selects and evaluates our independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. The Audit Committee Charter is attached as Appendix A to this proxy statement. The charter is also available on the Corporate Governance page of our Web site at www.winn-dixie.com.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is composed of no less than three directors. All of the members of the Audit Committee must be “independent” within the meaning of our Governance Principles and as required under applicable law and the NYSE listing standards. In addition, all of the members of the Audit Committee must be financially literate. The Board has determined that each of the members of the Audit Committee meets these qualifications.

Does the Audit Committee have a financial expert?

Yes. The Board has determined that John H. Dasburg and Edward W. Mehrer, Jr. are “audit committee financial experts” as that term is defined by the SEC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter, which sets forth the responsibilities of the Committee. The charter is available on the Corporate Governance page of our Web site at www.winn-dixie.com.

The Nominating and Corporate Governance Committee is responsible for oversight of:

•	board and committee composition and practices;

•	our corporate governance practices, including the content of our governance documents, such as the charters for all board committees, our articles of incorporation, bylaws, code of conduct and other compliance policies, and our other relevant policies and procedures;

•	director evaluation and educational programs; and

•	director compensation.

The Nominating and Corporate Governance Committee reviews the selection criteria for directors and the selection of nominees to serve as directors; evaluates the performance of the Board of Directors, together with the chairman; and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues.

What are the qualifications for serving on the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee is composed of no less than three directors. All members of the nominating and corporate governance committee must be “independent” within the meaning of our Governance Principles and as required under applicable law and the NYSE Standards. In addition, each member should have experience that qualifies him or her to evaluate director candidates, make recommendations on corporate governance and carry out the other functions of the Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee meets these qualifications.

What does the Nominating and Corporate Governance Committee consider in selecting nominees to the Board?

The Committee selects director candidates on the basis of their character, integrity, judgment, and business, government, legal and other relevant experience. Financial expertise is also a relevant criterion. We desire a Board that is diverse in nature and experience.

We believe our Company’s interests are best served by maintaining a board of directors exhibiting stability, knowledge of our business operations and knowledge of the retail food industry generally. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. When a director’s principal occupation or business association changes substantially during his or her tenure, that director must notify the Board. The Committee will make a recommendation to the Board for action, if any, to be taken in response.

Will the Nominating and Corporate Governance Committee consider shareholder nominations for director?

Yes, the Nominating and Corporate Governance Committee will consider nominations for directors from Winn-Dixie shareholders. Any shareholder recommending a nomination should direct the recommendation to the Committee, in care of Winn-Dixie’s Secretary, at the address on the front cover of this proxy statement.

COMPENSATION COMMITTEE

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a Compensation Committee Charter, which sets forth the responsibilities of the Committee. The charter is available on the Corporate Governance page of our Web site at www.winn-dixie.com.

The Compensation Committee is responsible for oversight of:

•	corporate goals and objectives relating to compensation of all executive officers;

•	administration of our equity-related employee benefit plans; and

•	management succession planning.

The Compensation Committee approves our compensation strategy to ensure that management employees are awarded appropriately for their contributions to company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. The Committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for the chief executive officer, other executive officers and other management employees.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee is composed of no less than three directors. All members of the Compensation Committee must be “independent” within the meaning of our Governance Principles and as required under applicable law and NYSE listing standards. In addition, all members of the committee must be “non-employee directors” as defined under Section 16(b) of the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) and be outside directors for purposes of Section 162(m) of the Internal Revenue Code. In addition, each member of the compensation committee should have business experience which, in the opinion of the Board, qualifies him or her to evaluate senior management compensation, equity-related compensation plans and management succession planning. The Board has determined that each of the members of the Compensation Committee meets these qualifications.

FINANCE COMMITTEE

What are the responsibilities of the Finance Committee?

The Board of Directors formed the Finance Committee in April 2004. The Board has adopted a Finance Committee Charter, which sets forth the responsibilities of the Committee. The charter is available on the Corporate Governance page of our Web site at www.winn-dixie.com.

The Finance Committee is responsible for:

•	assisting the Board of Directors in fulfilling its oversight of financial planning and performance of the Company by reviewing and making recommendations regarding the capital structure of the Company, reviewing and making recommendations regarding the Company’s operating and capital budgets, reviewing and assessing the ongoing financial performance and posture of the Company and reviewing the Company’s cash management plans and strategies; and

•	assisting the Board of Directors in fulfilling its oversight of financial strategies of the Company by evaluating and making recommendations with respect to capital structure strategies, financial risk management strategies and strategic transactions.

What are the qualifications for serving on the Finance Committee?

The Finance Committee is composed of no less than three directors. Each member should have experience that qualifies him or her to evaluate and carry out the functions of the Finance Committee. The Board has determined that each of the members of the Finance Committee meets these qualifications.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct?

Yes, we have a Code of Conduct for all directors, executive officers and associates to express our commitment to act with integrity and to conduct business in compliance with applicable laws. Among other things, the Code of Conduct covers:

•	A Compliance Program. We maintain a Compliance Program to support the commitments expressed in our Code of Conduct. The Compliance Program provides tools and resources to assist in compliance and procedures for channeling concerns about potential violations.

•	Conflicts of Interest. To ensure that business decisions are based solely on the terms of each transaction and in the best interest of the Company, we maintain a policy designed to avoid conflicts of interest between work and personal matters.

•	Company Assets. This policy ensures that Company assets are used for intended business purposes.

•	Work Environment. To support our associates, we maintain policies to ensure our stores, other facilities and corporate offices are safe and healthy places to work.

•	Compliance Policies. We maintain seven compliance policies to establish expectations for complying with legal requirements and to manage key business risks, including: Advertising and Labeling; Antitrust; Data Usage, Security and Privacy; Disclosure and Financial Controls; Environmental Management and Property Development; Labor and Employment; and Safety.

Does the Company have a Code of Ethics for Senior Executive and Financial Officers?

Yes, we have a Code of Ethics for Senior Executive and Financial Officers that complements our Code of Conduct. Among other things, the Code of Ethics promotes:

•	Honest and Ethical Conduct. Due to their elevated role in the Company, our senior executive and financial officers should exhibit and promote the highest standards of honest and ethical conduct. The Code of Ethics specifically supports this goal by requiring senior executive and financial officers to:

•	avoid conflicts of interest;

•	inform our Director of Compliance of any deviations from policies and procedures governing honest and ethical behavior or any material transaction or relationship that could create a conflict of interest;

•	demonstrate personal support for the Code of Ethics through periodic communications; and

•	avoid the use of confidential information for personal advantage.

•	Full, Fair, Accurate, Timely and Understandable Disclosure in Public Communications. We are committed to full, fair, accurate, timely and understandable disclosure in documents filed with the SEC and in other public communications. In performing their disclosure responsibilities, the senior executive officers are required under the Code of Ethics to ensure that:

•	reports filed with the SEC contain full, fair, accurate, timely and understandable information and do not misrepresent or omit material facts;

•	business transactions are properly authorized and recorded under generally accepted accounting principles; and

•	retention or disposal of Company records is consistent with Company policies and applicable laws.

•	Compliance with Applicable Laws, Rules and Regulations. The Code of Ethics requires senior executive and financial officers not only to comply with all applicable laws, rules and regulations but also to establish and maintain mechanisms to monitor compliance and to identify, report and correct violations.

Are the directors and executive officers required to certify compliance with the Codes?

Yes, all of our directors and executive officers are required to certify compliance with the Code of Conduct at least annually. In addition, all of our senior executive and financial officers are required to certify compliance with the Code of Ethics at least annually. The Nominating and Corporate Governance Committee and the Board of Directors must unanimously approve in advance any waiver of any provision of the Code of Ethics for any member of the senior management team. The circumstances surrounding, and basis for, any waiver will be publicly disclosed on our Web site.

Where can I find the Code of Conduct and Code of Ethics?

The Code of Conduct and Code of Ethics are available on the Corporate Governance page of our Web site at www.winn-dixie.com. In addition, the codes were filed with the SEC as exhibits to our Annual Report on Form 10-K for fiscal year 2003.

PROPOSAL 2—RATIFICATION OF

APPOINTMENT OF INDEPENDENT AUDITORS

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal 2005. The Audit Committee of the Board has appointed KPMG LLP to serve as independent auditors. Although our governing documents do not require the submission of the selection of independent auditors to the shareholders for approval, the Board considers it desirable that the appointment of KPMG LLP be ratified by the shareholders.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent auditors.

What services do the independent auditors provide?

Audit services provided by KPMG LLP for fiscal 2004 included the examination of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, KPMG LLP provided certain services relating to the consolidated quarterly reports and annual and other periodic reports and tax services as described later in this proxy statement.

Will a representative of KPMG LLP be present at the meeting?

Yes, one or more representatives of KPMG LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.

What if this proposal is not approved?

If the appointment of KPMG LLP is not ratified, the Audit Committee may reconsider the appointment.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—SHAREHOLDER PROPOSAL

Who submitted the following proposal?

The following proposal was submitted by a shareholder. If the shareholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the annual meeting.

In accordance with SEC regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponents. To make sure readers can easily distinguish between material provided by the proponent and material provided by us, we have put a box around material provided by the proponent.

Mr. Chris Rossi, the beneficial owner of 2,000 shares of our common stock, has submitted the following proposal for consideration and presentation at our 2004 annual meeting of shareholders. The proposal is advisory in nature and will not be binding on the Board of Directors even if approved at the annual meeting. Mr. Rossi’s address is P.O. Box 249, Boonville, California 95415.

Shareholder Input on Poison Pills

RESOLVED: Shareholders request that our Directors take the steps necessary for the adoption, maintenance or extension of any future poison pill to be submitted to a shareholder vote as a separate ballot item at the earliest possible regular or special election. And take the steps necessary that any change or removal of the provisions of this proposal, once adopted, be subject to a shareholder vote as a separate ballot item at the earliest possible regular or special election.

This request includes that there shall be a shareholder vote even if such a future poison pill has an expiration date or has expired by the date of the vote. Such a vote would give our board guidance in case a new pill was contemplated soon after the expiration of an earlier pill.

The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.1 This topic also won an overall 60% yes-vote at 79 companies in 2003.2

Pills Entrench Current Management

“They [poison pills] entrench the current management, even when it’s doing a poor job. They [poison pills] water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”

From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001, page 215

Poison Pill Negative

“That’s the key negative of poison pills—instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

“There are often reasons that hostile takeovers should fail. But anti-democratic schemes to flood the market with diluted stock are not one of them.”

Source: The Motley Fool

Like a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

A response by our directors, which could still allow our directors to give a poison pill with no shareholder vote, is not a substitute for this proposal.

Director Confidence in their Oversight

I believe that a Board of Directors, which supports this proposal topic, is sending a powerful signal of confidence in its own oversight skill and strategy.

[1]	Council of Institutional Investors Corporate Governance Policies, updated September 4, 2003.
[2]	IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June-Sept. 2003.

Shareholder Input on Poison Pills

Yes on 3

COMPANY RESPONSE TO PROPOSAL 3

What is the recommendation of the Board?

Our Board of Directors recommends a vote AGAINST Proposal 3.

What is a “poison pill”?

A “poison pill,” or shareholder rights plan, is a defensive measure against a hostile takeover of a company that works by diluting the ownership of a potential acquiror upon the occurrence of certain events. Poison pills are designed to strengthen the flexibility of a board of directors to maximize shareholder value and protect shareholders from abusive or opportunistic takeover tactics by encouraging negotiations with the board of directors of the target company.

Does the Company currently have a poison pill?

No, we do not currently have a poison pill.

Why does the Board believe Proposal 3 is not in the best interests of all shareholders?

First, requiring shareholder approval of a future poison pill could cause delays that may jeopardize our negotiating position and leverage in a hostile takeover situation. Obtaining shareholder approval is a costly, time consuming process. Poison pills are designed to give a board of directors sufficient time to evaluate and respond to acquisition proposals, negotiate higher bids from potential acquirors and develop and pursue strategic alternatives that may provide greater value to shareholders. Without the flexibility to respond expeditiously to a potential takeover, our Board could lose important bargaining power in negotiating with a potential acquiror or in pursuing a potentially superior alternative.

Second, we believe that the independence and fiduciary duties of our Board of Directors provide adequate assurance against using poison pills to entrench current management. A majority of our Board of Directors is independent under our Corporate Governance Principles and the rules and regulations of the SEC and the NYSE. Our President and Chief Executive Officer is the only member of management who is also a member of the Board. Under Florida law, each director has a fiduciary duty to act in good faith and in the best interest of the Company and its shareholders. Even if we adopted a poison pill, our Board would not have absolute veto power over any business combination because the directors are bound to act in accordance with their fiduciary duties.

Circumstances could arise in the future where adopting a poison pill could be an important tool to protect shareholders’ interests. We recommend voting against this proposal based on our firm belief that restricting our Board of Directors’ choices in this manner is not in the best interests of the Company and its shareholders.

Our Board of Directors recommends a vote AGAINST Proposal 3.

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock as of August 20, 2004:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Davis Family(1) c/o D.D.I., Inc. 4310 Pablo Oaks Court Jacksonville, FL 32224	51,800,256	36.47%

(1)	Relatives of the four founders of Winn-Dixie, and trusts, estates, corporations and other entities related to them and their associates (collectively, the “Davis Family”) beneficially own for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for A. Dano Davis, T. Wayne Davis, H. Jay Skelton and Charles P. Stephens in the following table setting forth the stock ownership by directors, nominees and executive officers of Winn-Dixie. As of August 20, 2004, 40,787,332 of the Winn-Dixie shares held by the Davis Family, or 28.71% of Winn-Dixie’s issued and outstanding shares, were beneficially owned directly or indirectly by D.D.I., Inc., a Florida corporation owned by the Davis Family (“DDI”). Excluding any interest in Winn-Dixie common stock owned by DDI, no single individual or entity of the Davis Family beneficially owns 5% or more of the outstanding shares of Winn-Dixie common stock. Shareholders of DDI have entered into an Agreement of Shareholders, which has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended June 25, 2003, that includes rights of first refusal and establishes transfer restrictions on DDI’s stock but does not include provisions relating to the voting or investment of the Winn-Dixie stock owned by DDI. The voting and investment power over Winn-Dixie common stock owned by DDI is exercised by DDI’s board of directors, which currently consists of A. Dano Davis, T. Wayne Davis, Charles P. Stephens, H. Jay Skelton and one other individual. The Agreement of Shareholders provides that a majority of the board of directors of DDI must consist of lineal descendents or spouses of lineal descendents of the four founders of Winn-Dixie.
(2)	Based on 142,043,551 shares of common stock issued and outstanding as of August 20, 2004.

STOCK OWNERSHIP BY DIRECTORS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock, as of August 20, 2004, for:

•	each director and nominee,

•	the Chief Executive Officer, the four other most highly compensated executive officers that were serving at the end of the fiscal year, and one other executive officer who served during the fiscal year (collectively the “Named Executive Officers”), and

•	our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)				Total	Percent of Class(3)
	Sole Power(2)		Shared Power
John E. Anderson	23,529		—		23,529	*
A. Dano Davis	1,007,984	(4)	46,784,550	(5)	47,792,534	33.65%
T. Wayne Davis	237,555	(6)	40,814,316	(7)	41,051,871	28.90%
John H. Dasburg	207,799		—		207,799	*
Tillie K. Fowler	11,536		—		11,536	*
Edward W. Mehrer, Jr.	3,286		—		3,286	*
Julia B. North	2,409	(8)	—		2,409	*
Carleton T. Rider	3,979		900	(9)	4,879	*
H. Jay Skelton	—		48,182,316	(10)	48,182,316	33.92%
Charles P. Stephens	38,418	(11)	41,771,592	(12)	41,810,010	29.43%
Ronald Townsend	4,401		—		4,401	*
Frank Lazaran	331,807		—		331,807	*
Richard P. McCook	123,717		17,115	(13)	140,832	*
Laurence B. Appel	96,228		—		96,228	*
Richard C. Judd	88,344		—		88,344	*
Mark W. Matta	74,177		—		74,177	*
Karen E. Salem	62,348		—		62,348	*
Directors and executive officers as a group (23 persons)	2,523,125		49,618,219	(14)	52,141,344	36.71%

*	Indicates beneficial ownership of less than 1%.
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Reflects shares that the beneficial owner has the right to acquire on or before October 19, 2004. The following individuals have the right to exercise options to purchase our common stock on or before October 19, 2004 in the following amounts:

•	John E. Anderson, 7,500 shares;
•	A. Dano Davis, 2,500 shares;
•	T. Wayne Davis, 12,500 shares;
•	John H. Dasburg, 7,500 shares;
•	Tillie K. Fowler, 12,500 shares;
•	Edward W. Mehrer, Jr., 5,000 shares;
•	Julia B. North, 12,500 shares;

•	Carleton T. Rider, 5,000 shares;
•	Charles P. Stephens, 12,500 shares;
•	Ronald Townsend, 10,000 shares;
•	Frank Lazaran, 93,570 shares;
•	Laurence B. Appel, 47,158 shares;
•	Richard W. Judd, 41,515 shares;
•	Mark W. Matta, 22,199 shares; and
•	Karen E. Salem, 30,470 shares.

Phantom stock units are not included in the table because holders of those units will receive cash and have no right to acquire the underlying stock. Non-employee directors may defer all or a portion of their director fees into an income or stock equivalent account under the Directors’ Deferred Fee Plan. The fees in the stock equivalent account are phantom stock units. The following directors hold phantom stock units in the amounts listed: A. Dano Davis, 6,262 units; T. Wayne Davis, 6,418 units; Julia B. North, 21,180 units; and Carleton T. Rider, 2,895 units.

(3)	Based on 142,043,551 shares of common stock issued and outstanding as of August 20, 2004.
(4)	Includes the following shares for which A. Dano Davis may be deemed to have sole voting or investment power:

•	2,500 shares held pursuant to stock options exercisable on or before October 19, 2004; and

•	1,005,484 shares held by trusts of which A. Dano Davis is the sole trustee and he, his sons or his mother are beneficiaries. A. Dano Davis disclaims beneficial ownership of the 3,000 shares held for the benefit of his mother.
(5)	Includes the following shares for which A. Dano Davis may be deemed to have shared voting or investment power:

•	40,787,332 shares held by D.D.I., Inc., a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which A. Dano Davis is one of the directors;

•	5,569,178 shares held by Estuary Corporation and a limited partnership. Estuary and the limited partnership are beneficially owned by A. Dano Davis and his relatives. The voting or investment power over Estuary stock is exercised by its board of directors, of which A. Dano Davis is Chairman. The voting or investment power over the limited partnership is exercised by the general partner which is Estuary;

•	15,556 shares held by private charitable foundations of which A. Dano Davis is one of the directors. A. Dano Davis disclaims beneficial ownership of these shares; and

•	412,484 shares held by trusts of which A. Dano Davis is co-trustee and he, his sons, or his sister’s children are the beneficiaries. A. Dano Davis disclaims beneficial ownership of 134,478 shares held for the benefit of his sister’s children.
(6)	Includes the following shares for which T. Wayne Davis may be deemed to have sole voting or investment power:

•	223,655 shares held by T. Wayne Davis individually, T. Wayne Davis as custodian for his grandchildren and irrevocable trusts for the benefit of T. Wayne Davis or his daughters, of which T. Wayne Davis is sole trustee. T. Wayne Davis disclaims beneficial ownership of 14,260 shares held by T. Wayne Davis as custodian for his grandchildren and 19,582 shares held by trusts for the benefit of his daughters;

•	12,500 shares held pursuant to stock options exercisable on or before October 19, 2004; and

•	1,400 shares held by T. Wayne Davis, individually, in certain retirement accounts.

(7)	Includes the following shares for which T. Wayne Davis may be deemed to have shared voting or investment power:

•	40,787,332 shares held by D.D.I., Inc., a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which T. Wayne Davis is one of the directors; and

•	26,984 shares held by private charitable foundations of which T. Wayne Davis is one of the directors. T. Wayne Davis disclaims beneficial ownership of these shares.
(8)	Includes 400 shares held in joint tenancy with right of survivorship with Julia B. North’s husband.
(9)	Includes 900 shares held by Carleton T. Rider’s wife. Mr. Rider disclaims beneficial ownership of these shares.
(10)	Includes the following shares for which H. Jay Skelton may be deemed to have shared voting or investment power:

•	40,787,332 shares held by D.D.I., Inc., a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which H. Jay Skelton is one of the directors. H. Jay Skelton disclaims beneficial ownership of these shares;

•	5,569,178 shares held by Estuary Corporation and a limited partnership. Estuary and the limited partnership are beneficially owned by members of the Davis Family. The voting or investment power over Estuary stock is exercised by its board of directors, of which H. Jay Skelton is a director. The voting or investment power over the limited partnership is exercised by the general partner which is Estuary. H. Jay Skelton disclaims beneficial ownership of these shares;

•	1,809,650 shares held by limited partnerships of which H. Jay Skelton is one of the directors. H. Jay Skelton disclaims beneficial ownership of these shares; and

•	16,156 shares held by private charitable foundations of which H. Jay Skelton is one of the directors. H. Jay Skelton disclaims beneficial ownership of these shares.
(11)	Includes the following shares for which Charles P. Stephens may be deemed to have sole voting or investment power:

•	25,918 shares held by Charles P. Stephens, individually; and

•	12,500 shares held pursuant to stock options exercisable on or before October 19, 2004.
(12)	Includes the following shares for which Charles P. Stephens may be deemed to have shared voting or investment power:

•	40,787,332 shares held by D.D.I., Inc., a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which Charles P. Stephens is one of the directors;

•	2,984 shares held by a private charitable foundation of which Charles P. Stephens is one of the directors. Charles P. Stephens disclaims beneficial ownership of these shares; and

•	981,276 shares held by Charles P. Stephens’ wife, his son, and irrevocable trusts of which Charles P. Stephens is co-trustee with his wife and his wife or children are beneficiaries. Charles P. Stephens disclaims beneficial ownership of these shares.
(13)	Includes 14,730 shares held by Richard P. McCook’s wife, 1,035 shares held as custodian for his children and 1,350 held by his father. Mr. McCook disclaims beneficial ownership of these shares.
(14)	To avoid duplicate counting, the following shares are counted only once in the total stock ownership calculations:

•	40,787,332 shares held by DDI over which A. Dano Davis, T. Wayne Davis, H. Jay Skelton and Charles P. Stephens share voting and investment power as directors;

•	5,569,178 shares held by Estuary Corporation and a limited partnership. Estuary and the limited partnership are beneficially owned by A. Dano Davis and his relatives. The voting or investment power over Estuary stock is exercised by its board of directors, of which A. Dano Davis and H. Jay Skelton are directors. The voting or investment power over the limited partnership is exercised by the general partner which is Estuary;

•	12,572 shares held by a private charitable foundation over which A. Dano Davis and H. Jay Skelton share voting and investment power as directors; and

•	2,984 shares held by a private charitable foundation over which A. Dano Davis, T. Wayne Davis, H. Jay Skelton and Charles P. Stephens share voting and investment power as directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our Named Executive Officers for the fiscal years ended June 30, 2004, June 25, 2003 and June 26, 2002:

Name and Principal Position	Fiscal Year	Annual Compensation			Long-term Compensation			All Other Compensation(4) ($)
		Salary(1) ($)	Bonus ($)	Other Annual Compen- sation(2)	Restricted Stock Award(3) ($)	Securities Underlying Options (#)
Frank Lazaran President and Chief Executive Officer	2004 2003 2002	750,962 503,968 86,931	292,514 324,594 72,675	45,000 35,000 6,250	2,322,603 268,757 720,851	460,561 437,792 11,179	(5)	126,792 150,526 15,963

Richard P. McCook (6) Former Senior Vice President and Chief Financial Officer	2004 2003 2002	405,568 415,000 385,350	— 204,880 177,261	25,000 25,400 25,000	519,786 145,247 134,862	— 33,937 31,512	(7)	2,217,330 207,710 114,191

Laurence B. Appel (8) Senior Vice President, Legal, General Counsel and Corporate Secretary	2004 2003	338,333 214,667	87,754 114,234	25,230 18,356	651,596 213,436	158,042 56,714		60,847 56,858

Richard C. Judd Senior Vice President, Supply Chain	2004 2003 2002	317,600 217,500 202,808	81,904 98,922 200,849	25,000 15,000 15,000	626,402 77,163 32,489	154,415 18,026 7,593		55,584 23,318 29,368

Mark W. Matta (9) Senior Vice President, Human Resources	2004 2003	310,000 57,142	77,224 37,737	25,000 6,370	562,052 95,800	129,091 6,251		41,953 22,011

Karen E. Salem (10) Senior Vice President, Information Technology and Chief Information Officer	2004 2003	306,667 210,715	74,884 92,687	25,000 19,178	497,702 80,551	103,767 18,820		33,016 70,290

(1)	Includes salary paid from July 1, 2003 to June 30, 2004. Includes salary deferred under the Company’s Senior Corporate Officers’ Management Security Plan: Mr. Lazaran, $10,215; Mr. McCook, $6,491; Mr. Judd, $7,305; and Mr. Matta, $10,790.
(2)	“Other Annual Compensation” includes a cash perquisite payment to each Named Executive Officer, based on position as follows: Chief Executive Officer, $45,000; Chief Operating Officer, $35,000; and Senior Vice Presidents, $25,000. These payments are in lieu of other benefits customarily offered to executives. For Mr. Appel the amount in 2004 also reflects $230 for personal use of company aircraft.
(3)	Restricted stock awards were granted in fiscal year 2004 under our Performance Accelerated Restricted Stock (“PARS”) Plan. Under the PARS Plan, executives were granted four times the target stock grant stated in the plan for fiscal year 2004. The PARS will vest in 2008 and may vest earlier if certain financial goals are achieved. No annual grants are planned until such time as the PARS vest.

The PARS incorporate Compensation Committee established target performance levels based on the three-year rolling Company average return on capital. PARS vest after three years if the target return is achieved. If not, the three-year rolling average return on capital is recalculated after four years to determine whether the target levels have been achieved at that time. If not, the PARS vest based strictly on the passage of time after five years. A contingent cash award is granted in conjunction with the PARS, and has both the same value and the same vesting schedule as the PARS.

Restricted stock awards were granted under our Restricted Stock Plan in August 2002 for fiscal year 2003 and in June 2001 for fiscal year 2002. Mr. Lazaran also received a new sign-on grant of 39,588 shares of restricted stock in fiscal year 2002, and a retention grant of 60,000 shares of restricted stock in fiscal year 2004. Mr. Appel also received a new sign-on grant of 10,000 shares of restricted stock in fiscal year 2003, and a retention grant of 40,000 shares of restricted stock in fiscal year 2004. Mr. Judd also received a retention grant of 40,000 shares of restricted stock in fiscal year 2004. In addition, Mr. Judd received a sign-on grant of 1,000 shares of restricted stock on May 7, 2001. This grant is not reported in the Summary Compensation Table because it was not awarded in the last three fiscal years. One-fifth of the award vested on each of May 7, 2002, May 7, 2003, May 7, 2004 and one-fifth will vest on each of May 7, 2005 and May 7, 2006. Mr. Matta also received a new sign-on grant of 5,000 shares of restricted stock in fiscal year 2003, and a retention grant of 30,000 shares of restricted stock in fiscal year 2004. Ms. Salem also received a retention grant of 20,000 shares of restricted stock in fiscal year 2004. All restricted stock awards granted in June 2001 for fiscal year 2002 have vested.

With the exception of Mr. Lazaran’s new sign-on grant, all restricted stock awards made to the Named Executive Officers were accompanied by a contingent cash award which was equal to the value of the restricted stock award at the time of the grant, and which shares the same vesting schedule as the restricted stock award. All shares of restricted stock are eligible to receive dividends, should the Board of Directors reinstate dividend payments to all shareholders.

The table below shows the aggregate number and value of shares of restricted stock held by each Named Executive Officer as of June 30, 2004:

Name	Aggregate Number of Shares of Restricted Stock		Dollar Value of Aggregate Restricted Stock Holdings
Frank Lazaran	276,487		$1,990,706
Richard P. McCook	—	(A)	—
Laurence B. Appel	92,138		$663,394
Richard C. Judd	81,395		$586,044
Mark W. Matta	71,864		$517,421
Karen E. Salem	60,571		$436,111

(A)	Mr. McCook’s unvested restricted stock has been cancelled pursuant to the provisions of his separation agreement and the Restricted Stock Plan document.

The table below shows the total number of shares awarded and the vesting schedule for any restricted stock award reported in the Summary Compensation Table:

Name	Year	Restricted Stock Award	Grant Date	Vesting Schedule
Frank Lazaran	2004	60,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining one-half will vest on 3/1/2007
		193,261	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	17,693	8/7/2002	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third will vest on 8/7/2005
	2002	39,588	4/22/2002	5,294 vested on 12/31/2002, one-third of the remainder vested on 4/22/2003 and 4/22/2004, and the last one-third will vest on 4/22/2005
		2,815	4/22/2002	One-third vested on 6/15/2002, 6/15/2003 and 6/15/2004.

Name	Year	Restricted Stock Award	Grant Date	Vesting Schedule
Richard P. McCook	2004 2003 2002	51,515 9,562 5,197	8/21/2003 8/7/2002 6/15/2001	All restricted stock has vested or been cancelled pursuant to the provisions of his separation agreement and the Restricted Stock Plan document

Laurence B. Appel	2004	40,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining one-half will vest on 3/1/2007
		39,960	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	10,000	9/30/2002	One-fifth vested on 9/30/2003, one-fifth will vest on 9/30/2004, 9/30/2005, 9/30/2006 and 9/30/2007
		6,268	9/30/2002	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third will vest on 8/7/2005

Richard C. Judd	2004	40,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining half will vest on 3/1/2007
		37,463	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	1,608	2/6/2003	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third will vest on 8/7/2005
		3,691	8/7/2002	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third will vest on 8/7/2005
	2002	1,252	6/15/2001	One-third vested on 6/15/2002, 6/15/2003 and 6/15/2004.

Mark W. Matta	2004	30,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining half will vest on 3/1/2007
		37,240	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	5,000	3/24/2003	One-third vested on 3/24/2004, one-third will vest on 3/24/2005 and the last one-third will vest on 3/24/2006
		1,937	3/24/2003	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third will vest on 8/7/2005

Name	Year	Restricted Stock Award	Grant Date	Vesting Schedule
Karen E. Salem	2004	20,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining half will vest on 3/1/2007
		37,017	8/21/2003	100% will vest when (a) PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	5,331	9/18/2002	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third will vest on 8/7/2005

(4)	“All Other Compensation” for fiscal year 2004 includes:

•	as restricted stock vests, contingent cash payments to each Named Executive Officer equal to the initial grant value of the vesting shares;

•	matching contributions to the Company’s profit sharing/401(k) plan for Messrs. Lazaran, Judd, and Matta and Ms. Salem;

•	matching payments to the Company’s supplemental retirement plan for Messrs. Lazaran, Judd and Matta;

•	term life insurance premiums paid by the Company for each Named Executive Officer;

•	moving and relocation expenses for Messrs. Appel and Matta;

•	a dividend payment on restricted stock to each Named Executive Officer; and

•	a separation payment to Mr. McCook.

The following table shows the amount of each category of “All Other Compensation” received by each Named Executive Officer:

Name	Contingent Cash Payments	401(k) Matching Contributions	Supplemental Retirement Plan Matching Contributions	Term Life Insurance Premiums	Moving and Relocation	Separation		Dividend on Restricted Stock
Frank Lazaran	105,537	3,793	4,939	1,080	—	—		11,443
Richard P. McCook	368,436	2,923	11,325	4,646	—	1,826,800	(A)	3,200
Laurence B. Appel	53,661	—	—	731	3,849	—		2,607
Richard C. Judd	43,158	2,782	6,857	686	—	—		2,101
Mark W. Matta	31,943	1,542	1,028	670	4,593	—		2,177
Karen E. Salem	26,850	3,475	—	662	—	—		2,029

(A)	The amounts paid to Mr. McCook under the separation agreement include two years of salary and target bonus, which is consistent with our past practice. It also includes, among other things, a prorated bonus for fiscal 2004 for the portion of the year that he served, the equivalent of six months’ salary and target bonus for his service as a consultant and $70,000 in lieu of long term incentive pay for fiscal 2004.

(5)	Mr. Lazaran’s employment agreement includes a stock option grant on June 24, 2003 to purchase 375,000 shares of common stock, which vest and become exercisable one-third annually beginning June 24, 2004.
(6)	Mr. McCook retired from the Company effective June 23, 2004.
(7)	Mr. McCook was granted 74,825 options during fiscal 2004, all of which have been cancelled pursuant to the terms of the options and the Separation Agreement.

(8)	Mr. Appel joined the Company effective September 30, 2002.
(9)	Mr. Matta joined the Company effective March 24, 2003.
(10)	Ms. Salem joined the Company effective September 18, 2002.

Option Grants During the Fiscal Year Ended June 30, 2004

The following table sets forth all options to acquire shares of Winn-Dixie’s common stock granted to the Named Executive Officers during the fiscal year ended June 30, 2004.

Name	Individual Grants
	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Associates in Fiscal Year %	Exercise or Base price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Frank Lazaran	29,851	1.1%	$6.33	11/28/2010	$70,517	$162,130
	150,000	5.3%	$6.21	9/1/2010	$347,626	$799,254
	280,710	10.0%	$10.09	2/21/2010	$1,057,008	$2,430,250
Richard P. McCook	74,825	2.7%	$10.09	2/21/2010	$281,752	$647,798
Laurence B. Appel	100,000	3.6%	$6.21	9/1/2010	$231,751	$532,836
	58,042	2.1%	$10.09	2/21/2010	$218,556	$502,499
Richard C. Judd	100,000	3.6%	$6.21	9/1/2010	$231,751	$532,836
	54,415	1.9%	$10.09	2/21/2010	$204,899	$471,098
Mark W. Matta	75,000	2.7%	$6.21	9/1/2010	$173,813	$399,627
	54,091	1.9%	$10.09	2/21/2010	$203,679	$468,293
Karen E. Salem	50,000	1.8%	$6.21	9/1/2010	$115,875	$266,418
	53,767	1.9%	$10.09	2/21/2010	$202,459	$465,488

(1)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or termination following a termination of employment.
(2)	The grants to Mr. Lazaran of 280,710 options, Mr. Appel of 58,042 options, Mr. Judd of 54,415 options, Mr. Matta of 54,091 options and Ms. Salem of 53,767 options all vest one-third on each of August 21, 2004, August 21, 2005 and August 21, 2006. The grants to Mr. Lazaran of 150,000 options, Mr. Appel of 100,000 options, Mr. Judd of 100,000 options, Mr. Matta of 75,000 options and Ms. Salem of 50,000 options all vest one-half on March 1, 2006 and one-half on March 1, 2007. The grant to Mr. Lazaran of 29,851 options vests one-half on May 28, 2005 and one-half on May 28, 2006. Options only become exercisable if the officer remains employed in a key employee position with the Company. The grant to Mr. McCook of 74,825 options has been cancelled pursuant to the provisions of his separation agreement and the Key Employee Stock Option Plan document.

Aggregated Option Exercises and Fiscal Year-End Values

The following table sets forth certain information about exercised and unexercised stock options held by our Named Executive Officers as of June 30, 2004. The Named Executive Officers exercised no stock options during the fiscal year ended June 30, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Lazaran	—	—	157,110	752,422	—	174,470
Richard P. McCook (1)	—	—	241,675	—	—	—
Laurence B. Appel	—	—	13,905	200,851	—	99,000
Richard C. Judd	—	—	17,368	168,391	—	99,000
Mark W. Matta	—	—	2,084	133,258	—	74,250
Karen E. Salem	—	—	6,274	116,313	—	49,500

(1)	Mr. McCook’s unvested stock options have been cancelled pursuant to the provisions of his separation agreement. Remaining unexercised vested options will be cancelled on September 22, 2004, which is 90 days after the separation date.

Pension Plans

We have a defined benefit plan called the Senior Corporate Officer’s Management Security Plan which provides for retirement and other benefits for our executive officers. The retirement benefit is determined by multiplying an assigned benefit level by a fraction, of which the numerator is the number of whole years from entry into the plan to termination and the denominator is the number of whole years from entry to age 65. The assigned benefit level is set by the plan’s administrative committee and is based on job title and compensation levels. After termination of employment and upon attainment of age 65, the participant is entitled to a retirement benefit payable in two parts:

•	Part A consists of 75% of the total accrued retirement benefit payable in monthly installments over a 10 year period; and

•	Part B consists of 25% of the total accrued retirement benefit payable to the participant’s named beneficiary upon the death of the participant.

The following table sets forth the accrued retirement benefits as of June 30, 2004 and estimated retirement benefits payable to the Named Executive Officers at age 65, assuming these officers continue their employment with us to age 65:

Name	Accrued Retirement Benefit at 06/30/04	Estimated Retirement Benefit at Age 65	Estimated Part A (75%) Retirement Benefit at Age 65	Estimated Part B (25%) Retirement Benefit at Age 65
Frank Lazaran	$180,253	$1,802,525	$1,351,894	$450,631
Richard P. McCook (1)	1,590,765	—	—	—
Laurence B. Appel (2)	—	—	—	—
Richard C. Judd	169,910	906,185	679,638	226,547
Mark W. Matta	90,636	1,722,075	1,291,556	430,519
Karen E. Salem (2)	—	—	—	—

(1)	Mr. McCook retired on June 23, 2004.
(2)	Mr. Appel and Ms. Salem do not participate in this plan.

Equity Compensation Plans

The following table presents information about our common stock that may be issued under our equity-based compensation plans and certain stock option grants to Chief Executive Officers:

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options)
Equity compensation plans approved by security holders	1,802,336	$18.00	3,436,660
Equity compensation plans not approved by security holders(1)	1,248,362	$20.45	2,572,340

Total	3,050,698	$19.00	6,009,000

(1)	The following plans were adopted without shareholder approval:

•	Restricted Stock Plan. Under our Restricted Stock Plan (as amended), there were 2,000,000 shares authorized, 235,044 shares issued and outstanding and 1,756,056 shares available for issuance as of June 30, 2004. Under the plan, we may issue restricted shares of our common stock to certain eligible key employees as determined by the Compensation Committee of the Board of Directors. The vesting of shares issued prior to January 2000 is contingent upon attaining certain performance goals over a three-year period. The shares issued after such date vest over time based on certain employment conditions. Some shares vest one-third each year beginning with either the first or third year from the grant date, based on continued employment. Other shares vest one-fifth each year beginning on the first anniversary date of the recipient’s employment with the Company, based on continued employment.

•	2000 Retention and Attraction Program. As part of our 2000 retention and attraction program, we granted to key employees options to purchase shares of our common stock at an exercise price equal to our closing stock price on the grant date. We granted options to purchase a total of 1,148,406 shares under this program. If the executive officer or associate remains employed in his or her position, options granted under this program vest one-fifth per year beginning January 28, 2001.

•	Stock Options for Chief Executive Officers. Under an employment agreement, on June 24, 2003, Frank Lazaran, our current President and Chief Executive Officer, received an option to purchase 375,000 shares of our common stock at an exercise price of $12.66 per share. One-third of these options are exercisable annually, beginning on June 24, 2004. Under a previous employment agreement, on November 23, 1999, Allen R. Rowland, a former President and Chief Executive Officer, received an option to purchase 500,000 shares of our common stock at an exercise price of $27.00 per share. These options have vested and are currently exercisable.

Do you have employment agreements with your Named Executive Officers and other executive officers of the Company?

We have an employment agreement with Mr. Lazaran and letter agreements with Mr. Appel, Mr. Judd, Mr. Matta and Ms. Salem. During fiscal 2004, we entered into a separation agreement with Richard P. McCook, our former Chief Financial Officer. In addition, during fiscal 2004 we entered into an employment agreement with Bennett Nussbaum, our current Chief Financial Officer.

In early fiscal 2005, the Compensation Committee approved a special retention program that resulted in further changes to the terms of employment with each of our executive officers. The retention agreements entered into with each of our executive officers provide for the payment of a retention bonus, revised the severance and change-in-control provisions of the agreements, and added non-compete provisions to the agreements. For a further discussion of the special retention program, see “Compensation Committee Report”.

Frank Lazaran.    Effective June 24, 2003, we entered into an employment agreement with Frank Lazaran as our President and Chief Executive Officer, which was amended by the special retention program. The amended agreement provides for an initial three-year term from the effective date, with automatic one-year renewals unless we or Mr. Lazaran gives notice of non-renewal at least three months prior to the anniversary of the effective date. If we terminate the employment agreement for any reason other than “cause,” death or disability or Mr. Lazaran terminates the agreement due to a demotion or a reduction in salary, Mr. Lazaran would be entitled to:

•	payment of three times the sum of his annual base salary at the time of termination, plus three times the target annual bonus for the year in which the termination occurs (which bonus will not be less than 80% of base pay in the year of termination);

•	medical benefits for 36 months from the date of termination; and

•	the acceleration of vesting rights and rights to exercise with respect to all outstanding stock options and restricted stock.

“Cause” is defined in the employment agreement to include gross misconduct in the performance of Mr. Lazaran’s duties or conviction of any felony involving moral turpitude. In addition, the special retention program provides that Mr. Lazaran may resign from his position during the 30-day period that occurs immediately following the six-month anniversary of a change in control (as defined in our Restricted Stock Plan and Key Employee Stock Option Plan) and is entitled to the same severance benefits described above.

Mr. Lazaran’s compensation includes:

•	a minimum annual base salary of $750,000, which may be adjusted annually;

•	a retention bonus of 325% of his annual base salary, which vests and is payable in three installments on the six-month, 12-month and 18-month anniversary of the date of the retention agreement, but which is subject to early vesting in the event that he terminates his employment with the Company for good reason (as defined in the retention agreement);

•	a one-time option to purchase 375,000 shares of our common stock which vest one-third per year beginning with the first anniversary of the date of Mr. Lazaran’s employment; and

•	such other benefits as our executive officers normally receive, including stock under our Restricted Stock Plan and options under our Key Employee Stock Option Plan.

The employment agreement also provides for a gross-up payment should any payments upon Mr. Lazaran’s death or total disability or payments pursuant to a change in control of Winn-Dixie be determined by the Internal Revenue Service to be parachute payments subject to excise tax. The gross-up payment would equal, after tax, the excise tax imposed on the parachute payment.

The employment agreement prohibits Mr. Lazaran from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. Mr. Lazaran is also subject to non-competition and non-solicitation obligations after his employment terminates.

Mr. Appel, Mr. Judd, Mr. Matta and Ms. Salem.    We have entered into letter agreements with Mr. Appel, Mr. Judd, Mr. Matta and Ms. Salem, each of which were amended in fiscal 2004, and each of which were further amended in connection with the special retention program in early fiscal 2005. The agreements, as amended, provide that the executive officers are entitled to annual salary and bonuses based upon Company performance, a perquisite benefit of $25,000 per year, and certain option and restricted stock grants upon joining the Company. The agreements also provide that if we terminate the executive officers’ employment for any reason other than “for cause”, he or she would be entitled to payment of two times the sum of his or her annual base salary at the time of termination, plus two times the target annual bonus for the year in which the termination occurs. In addition, the executive officer would be entitled to medical benefits for 24 months from the date of termination. If the executive officer is terminated within one year of a change in control (as defined in our Restricted Stock Plan and Key Employee Stock Option Plan), or if there is a material change in his or her work responsibilities, title, location or reduction in compensation within one year of a change-in control, he or she would be entitled to payment of three times the sum of his or her annual base salary at the time of termination, plus three times the target annual bonus for the year in which the termination occurs. In addition, the executive officer would be entitled to medical benefits for 36 months from the date of termination.

The special retention program provides that an executive may resign from his or her position for the 30-day period that occurs immediately following the six-month anniversary of the change in control and is entitled to the same severance benefits described in the preceding paragraph. The special retention program further provides that each executive officer is entitled to a retention bonus of 150% of the executive’s annual base salary, which vests and is payable in three installments on the six-month, 12-month and 18-month anniversary of the date of the retention agreement, but which is subject to early vesting in the event of a change of control or if the executive’s employment with the Company is terminated by the executive for good reason (as defined in the retention agreement). The retention agreement also provides for a gross-up payment and prohibits the executive from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. The executives are also subject to non-competition and non-solicitation obligations after the termination of their employment.

Richard P. McCook.    In connection with the retirement of Richard P. McCook, our former Senior Vice President and Chief Financial Officer, we entered into an agreement dated as of March 3, 2004 with Mr. McCook that provides, in addition to existing retirement benefits, for:

•	payment of two years of salary and target bonus of approximately $830,000;

•	Payment of a prorated bonus for fiscal 2004 of approximately $80,000;

•	early vesting of certain shares of restricted stock and stock options which previously had been granted to him;

•	payment of a contingent cash amount of approximately $45,000 which represents the approximate value of the shares identified above;

•	payment of $70,000 in lieu of any long-term incentive payments; and

•	payment of the equivalent of six months’ salary and target bonus of approximately $330,000 for continuation as a consultant to Winn-Dixie through June 23, 2004.

Mr. McCook granted the Company a general release of claims and agreed to certain non-solicitation, non-disclosure and non-compete arrangements.

Bennett Nussbaum.    Effective March 8, 2004, we entered into an employment letter agreement with Bennett Nussbaum as our Senior Vice President and Chief Financial Officer, which was amended by the special retention program in early fiscal 2005. If we terminate the employment agreement for any reason other than “cause,” Mr. Nussbaum would be entitled to:

•	payment of two times the sum of his annual base salary at the time of termination, plus two years of the target annual bonus (calculated at 80% of annual base salary in the year of termination); and

•	medical benefits for 18 months from the date of termination.

“Cause” is defined in the employment agreement to include willful misconduct in the performance of Mr. Nussbaum’s duties or conviction of any felony involving moral turpitude. In addition, if Mr. Nussbaum is terminated within one year of a change in control (as defined in our Restricted Stock Plan and Key Employee Stock Option Plan), or if there is a material change in his work responsibilities, title, location or reduction in compensation within one year of a change in control, he would be entitled to payment of three times the sum of his annual base salary at the time of termination, plus three times the target annual bonus for the year in which the termination occurs. In addition, he would be entitled to medical benefits for 36 months from the date of termination.

Mr. Nussbaum’s compensation under the employment agreement includes:

•	a minimum annual base salary of $500,000, which may be adjusted annually;

•	a one-time signing bonus of $100,000;

•	a one-time option to purchase 500,000 shares of our common stock which vest one-half per year beginning with the first anniversary of the date of Mr. Nussbaum’s employment, 15,000 shares of restricted stock and a contingent cash award of $93,750;

•	the grant of 200,000 options in Mr. Nussbaum’s first year of employment; and

•	such other benefits as our executive officers normally receive, including stock under our Restricted Stock Plan and options under our Key Employee Stock Option Plan.

Mr. Nussbaum participated in the retention program. The special retention program provides that he may resign from his position for the 30-day period that occurs immediately following the six-month anniversary of a change in control and is entitled to the same change in control severance benefits described above. The special retention program further provides that he is entitled to a retention bonus of 150% of his annual base salary, which vests and is payable in three installments on the six-month, 12-month and 18-month anniversary of the date of the retention agreement, but which is subject to early vesting in the event of a change in control or if he terminates his employment with the Company for good reason (as defined in the retention agreement). The retention agreement also provides for a gross-up payment.

The employment agreement prohibits Mr. Nussbaum from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. Mr. Nussbaum is also subject to non-competition and non-solicitation obligations after his employment terminates.

Do you have severance and change in control arrangements with your other executive officers?

Yes, Winn-Dixie’s executive compensation program provides certain benefits to executive officers in the event of severance or a change in control (as defined in our Restricted Stock Plan and Key Employee Stock Option Plan). If we terminate the executive officers’ employment for any reason other than “for cause”, he or she would be entitled to payment of two times the sum of his or her annual base salary at the time of termination, plus two times the target annual bonus for the year in which the termination occurs. In addition, the executive officer would be entitled to medical benefits for 24 months from the date of termination. If the executive officer is terminated within one year of a change in control, or if there is a material change in his or her work responsibilities, title, location or reduction in compensation within one year of a change in control, he or she would be entitled to payment of three times the sum of his or her annual base salary at the time of termination, plus three times the target annual bonus for the year in which the termination occurs. In addition, the executive officer would be entitled to medical benefits for 36 months from the date of termination. Our Restricted Stock Plan and Key Employee Stock Option Plan provide that any restricted stock held by an executive officer will vest immediately and the options will be exercisable immediately upon a change in control.

A change in control is defined under the plans to include:

•	any person (excluding the Davis Family, a Winn-Dixie employee benefit plan or an entity owned by substantially all of Winn-Dixie’s shareholders) becoming the beneficial owner of at least 25% of Winn-Dixie’s outstanding voting stock and in an amount in excess of that owned by the Davis Family;

•	a merger, consolidation, liquidation, or dissolution of Winn-Dixie or the sale of substantially all of the assets of Winn-Dixie unless substantially all of Winn-Dixie’s shareholders prior to such transaction own more than 50% of the outstanding common stock and the combined voting power of the stock entitled to vote in the election of directors of the post-transaction corporation; or

•	a failure of directors elected by the shareholders or nominated by the board of directors at the beginning of any consecutive 24-month period to continue to constitute a majority of the board of directors after such period.

In addition, the special retention program provides that an executive may resign from his or her position for the 30-day period that occurs immediately following the six-month anniversary of the change in control and is entitled to the same change in control severance benefits described above. The special retention program further provides that the retention bonus is subject to early vesting in the event of a change in control or if the executive’s employment with the Company is terminated by the executive for good reason (as defined in the retention agreement). The retention agreement also provides for a gross-up payment and prohibits the executive from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. The executives are also subject to non-competition and non-solicitation obligations after the termination of their employment.

Under Mr. Lazaran’s employment agreement, should a change in control (as defined in the Restricted Stock Plan and Key Employee Stock Option Plan) occur during the term of his employment, all restricted stock (and contingent cash payments) will vest immediately and all options will vest and become immediately exercisable. In addition, should a change in control occur and Mr. Lazaran is not offered a comparable position or if his responsibilities are materially diminished, he would be entitled to:

•	payment of three times the sum of his annual base salary at the time of termination plus the target annual bonus for the year in which the termination occurs (which bonus will not be less than 60% of base pay in the year of termination); and

•	medical benefits for 36 months from the date of termination.

In addition, under the special retention program, Mr. Lazaran is entitled to early vesting of his retention bonus in the event that he terminates his employment with the Company for good reason (as defined in the retention agreement).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during the most recently completed fiscal year were Julia B. North, Chair, John E. Anderson, John H. Dasburg, Edward W. Mehrer, Jr. and Ronald Townsend. During such time, no member of the compensation committee was a current or former officer or employee of Winn-Dixie and no executive officer of Winn-Dixie served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of Winn-Dixie or on Winn-Dixie’s Compensation Committee.

Notwithstanding anything to the contrary set forth in any of Winn-Dixie’s previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that incorporated future filings, including this proxy statement, the following sections titled “Compensation Committee Report”, “Stock Performance Graph” and “Audit Committee Report” shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is composed entirely of non-employee directors who are independent, as defined under our Corporate Governance Guidelines and the New York Stock Exchange listing standards. The members of the Committee during the most recently completed fiscal year were Julia B. North, Chair, John E. Anderson, John H. Dasburg, Edward W. Mehrer, Jr. and Ronald Townsend. The Committee meets regularly throughout the year to review general compensation issues. During fiscal year 2004, the Committee met ten times.

This report discusses the Committee’s overall objectives in designing Winn-Dixie’s executive compensation program. It also reviews the Committee’s compensation determinations in 2004 for the chief executive officer and the Company’s executive officers, including the other executive officers named (the “named executive officers”) in the Summary Compensation Table elsewhere in this Proxy Statement.

What is our executive compensation strategy?

Winn-Dixie is engaged in a highly competitive industry. Winn-Dixie’s success depends, in large part, upon its ability to attract, motivate, retain and reward executive officers and key employees. The objectives of Winn-Dixie’s compensation policies are to:

•	attract and retain executive talent;

•	motivate Winn-Dixie’s executives to achieve the Company’s near- and long-term strategic goals and turnaround objectives;

•	provide compensation that recognizes individual contributions as well as overall business results; and

•	align executive and shareholder interests through equity-based compensation.

Did the Committee review our compensation program in light of the current business challenges affecting the Company?

Over the past several years, the Company has underperformed significantly as compared to its peer group and the market generally. Because the Committee’s compensation philosophy has been to tie executive compensation to Company performance, this underperformance has resulted in key Company executives receiving compensation substantially below competitive levels. In the past year, in an effort to enhance the effectiveness of its management team, the Company named a new chief executive officer, chief financial officer, chief development officer and senior vice president of supply chain and merchandising. The challenge faced by the Committee in fiscal 2004 has been designing an executive compensation program that properly incentivizes this executive team in light of historic Company underperformance, while at the same time reinforcing that Company performance must improve and a turnaround be achieved.

With these goals in mind, during fiscal 2004 the Committee conducted both an internal review of executive compensation to ensure consistency and program effectiveness and an external review by Watson Wyatt Worldwide, an independent compensation consultant retained separately by the Committee. Watson Wyatt assisted the Committee in reviewing, among other things (a) alignment of the executive compensation program with Winn-Dixie’s strategic goals and turnaround objectives, (b) the competitiveness of executive compensation at the Company relative to other major public corporations employing similar executive talent and (c) the effectiveness of the Company’s in-place equity incentives and alternatives for enhancing them in light of the current business challenges affecting the Company.

As a result of this review, during fiscal 2004 and early in fiscal 2005 the Committee implemented the compensation programs described in this Report, including adoption of a special retention program.

Did the Committee review senior executive base salaries during fiscal 2004?

Over the past year, the Company has modified the composition of its senior management team to better enable the Company to execute its strategic goals and turnaround objectives. In the spring of 2004, the Company hired two seasoned senior executives from outside the Company: a chief financial officer and a chief development officer. In the process of recruiting and retaining these individuals, the Committee determined that existing salary levels for senior executives were below market. As compensation levels for these new senior executives were determined, the Company reviewed the base salaries of existing senior executives to ensure internal equity and to address below-market compensation levels that threatened the Company’s ability to retain senior executives necessary to execute the Company’s business strategies and turnaround objectives.

As a result, the Committee adjusted senior executive base salaries. These adjustments were differentiated among the senior executive officer group based on peer group pay levels for each position and the Committee’s assessment (informed by discussions with the chief executive officer) of the performance of each senior executive. In addition to adjustments to base salaries, the Committee awarded shares of restricted stock and stock options to these senior executives to better assure market-competitive compensation packages.

What are the components of the special retention program?

Background

As discussed above, due to the Company’s poor performance over several years, executive compensation has been below competitive levels. In addition, due to declines in the market price of the Company’s common stock, the exercise prices of stock options previously granted to the executive officers and other key employees of the Company are considerably higher than the current market price of the common stock. Accordingly, retention issues have become paramount.

In light of these circumstances, and to properly incentivize executives with respect to the achievement of the Company’s strategic goals and turnaround objectives, in fiscal 2004 and early fiscal 2005 the Committee adopted compensation strategies designed to enhance our ability to retain key executives and employees.

Fiscal 2004 Special Incentive Plan

Due to the operating losses incurred by the Company during the second quarter of the fiscal year, at the beginning of the third quarter it was apparent that annual incentives would not be earned in fiscal 2004. In order to emphasize progress towards a turnaround and appropriately incentivize officers and other key employees, including our chief executive officer and the other named executive officers, to achieve short-term Company business objectives, the Committee elected to award cash bonuses under Winn-Dixie’s Annual Incentive Plan on a prorated basis based upon achievement of sales and pre-tax profit targets measured over a period corresponding to the last 17 weeks of fiscal year 2004, as opposed to the annual sales and pre-tax profit targets established by the Committee at the beginning of fiscal year 2004.

Retention Bonuses

The Committee decided that it was also advisable to award certain key officers retention bonuses to help ensure that the officers remain in the employ of Winn-Dixie for at least one and one-half years to execute the Company’s turnaround objectives. As a step in that direction, the Committee established a retention bonus program. Retention bonuses will be in lieu of long-term incentive grants to senior officers, which were not made in August of 2004 (other than a grant to the chief financial officer pursuant to an existing contractual obligation). The retention bonuses generally provide for a cash payment in an amount equal to a pre-determined multiple of the executive’s base salary. The multiple applicable to the Company’s senior executive officers is 150%, except with respect to our chief executive officer, to whom a 325% multiple will be applied. Multiples for other key employees will range from 35% to 75% of base salary at the discretion of the chief executive officer. The retention program payments are to be made in three equal installments over an eighteen month period in 2005 and 2006. In order to receive the retention program payments, an eligible executive must be employed by the Company at the scheduled time of payment. The third installment of an executive’s retention program payment would be accelerated upon a change in control involving Winn-Dixie.

Noncompetition Agreements

To enhance the Company’s competitive position, and in consideration of the retention payments and other benefits to be made under the retention program, the Committee determined to require certain senior executives to enter into non-competition agreements. Such agreements will generally restrict the executives from competing with the Company in the Company’s current geographic operating area and from soliciting employees or customers of the Company after employment ends and would similarly limit the executives with respect to any successor of the Company. In addition, the agreements contain prohibitions on disparaging the Company and disclosing confidential information of the Company. The restrictions contained in the non-competition agreements apply during the term of employment and for a period of 18 months following the termination of the affected executive’s employment with Winn-Dixie.

Modified Change of Control Trigger

Winn-Dixie’s executive compensation program provides certain benefits to specified executive officers in the event of a defined change in control. The Committee determined it would be advisable to modify the events that would trigger the receipt of benefits by a senior executive following a change in control. Accordingly, the Committee determined that following a change in control of the Company, if a senior executive who is party to a non-competition agreement with the Company elects to terminate his employment for any reason during the thirty day period commencing six months after the change in control occurs, he will be entitled to receive the benefits to which he would be entitled pursuant to the arrangements described under “Executive Compensation – Do you have employment agreements with your Named Executive Officers and other executive officers of the Company?” The Committee believes this modification to the change of control compensation will serve as a significant incentive to retain targeted key senior executives.

Gross-Up for Certain Excise Taxes

In connection with the Committee’s decision to modify the change in control protections offered to seven executive officers, the Committee also determined that it is appropriate to extend “gross up” protection to all such senior executives (other than one Senior Vice President); Mr. Lazaran, our chief executive officer, already had this protection in his employment agreement. The Internal Revenue Code imposes a 20% excise tax (payable by the recipient) on benefits provided to disqualified individuals in connection with change in control transactions. Under this contractual commitment, the Company would be obligated to pay the executive an amount such that, after taking into account income taxes on a change in control payment, the executive is made whole for the excise tax, including the income taxes on the “gross up” payment. In considering this proposal, the Committee was advised that the provision of “gross up” protection to senior executives was consistent with market practice.

In addition to the special retention program adopted this year, what are the primary components of our on-going executive compensation program?

Winn-Dixie’s executive officers receive annual compensation (excluding employee benefits) comprised of cash compensation and equity-based awards. The primary components of our executive compensation program are the following.

Base Salary

The Committee targets base salaries at levels believed to be in approximately the 50th percentile of the executive pay levels of the company’s selected peer group of companies. Actual individual salary levels are based on a number of factors that include the executive’s performance, responsibilities, experience and tenure, as well as the company’s circumstances. The Committee reviews possible merit increases in base salary at least annually in August of each year. In August 2003, in light of poor Company performance, the Committee did not approve annual base salary increases for our executives. However, see “Did the Committee review senior executive base salaries during fiscal 2004?” above for information regarding subsequent modifications to the base salaries of certain senior executives.

Annual Incentive Bonus

Winn-Dixie’s annual incentive bonus links pay and performance by providing a compensation opportunity to participants based on the Company’s achievement of performance goals that are established by the Committee. Cash bonuses are primarily based on the Company achieving predetermined sales and pre-tax profit targets. “Threshold,” “Target” and “Superior” target levels for sales and pre-tax profit are established by the Committee at the beginning of the fiscal year. Cash bonuses can range, depending on executive level, from 0% to 200% or more of base salary. In this manner, executive officer cash compensation is highly variable. In addition, a portion of each executive’s annual bonus is based on the Committee’s evaluation of the executive’s business unit and the Committee’s assessment of the executive’s contribution to overall company performance. The only bonus paid to senior executives with respect to fiscal 2004 was under the 2004 Special Incentive Plan described above.

Long-Term Incentives

Winn-Dixie’s long-term incentive compensation for executive officers and key employees consists of grants of stock options through our Key Employee Stock Option Plan and grants of performance accelerated restricted stock (PARS), with contingent cash payments, through our Restricted Stock Plan. We believe that equity-based compensation, the value of which depends upon the Company’s future financial performance and stock price, provides a continuing incentive to our executive officers and other key employees. We believe it also aligns their interests with those of the Company’s shareholders. The aggregate amount of an executive’s potential annual long-term incentive award generally corresponds to a multiple of the executive’s base salary. For fiscal year 2004, these multiples ranged from 15% to 150% generally. The multiple applicable to the chief executive officer was 325%. These multiples of base salary used to calculate the amount of an executive’s long-term incentive award were determined by the Committee based on title. Grants are typically made in August of each year, and for fiscal 2004 were made in August 2003.

The Committee provided 60% of the value of all long-term incentives in the form of stock option grants. Stock option grants to current executives generally vest in 33% annual increments beginning on the first anniversary of the grant date. Generally, stock option grants for executive officers are developed using industry accepted stock option valuation and pricing models, such as the Black-Scholes method.

The remaining 40% of our long-term incentives for executive officers in fiscal year 2004 was provided in the form of PARS with accompanying contingent cash payments. In August 2004, the Committee approved a special up-front four-year grant of PARS and Contingent Cash to span and cover the next four years, resulting in a 160% award of PARS. PARS incorporate Committee-established target performance levels based on the three-year rolling company average return on capital. PARS vest after three years if the target return is achieved. If not, the three-year rolling average return on capital is recalculated after four years to determine whether the target levels have been achieved at that time. If not, the PARS vest based strictly on the passage of time after five years. As is the case with all grants under our Restricted Stock Plan, PARS are accompanied by a contingent cash payment. The contingent cash payment is only paid as the restricted stock vests and is in an amount equal to the initial grant value of the related restricted stock. This cash payment is designed to encourage continued stock ownership, allowing executives to retain their stock holdings and utilize the cash payment to satisfy all or a portion of their federal and state income tax obligations arising from receipt of the vested stock. In addition, in fiscal year 2004 certain special non-PARS restricted stock grants were made to key executives to encourage retention. These restricted stock grants typically vest in 50% annual increments beginning on the second anniversary of the grant date. The Committee does not anticipate making any additional grants of PARS or other restricted stock until such time as the PARS granted by the Committee with respect to fiscal year 2004 are fully vested.

Do we provide any other executive benefits?

Our executive compensation program also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. They are similar to the benefits offered to our other employees but, in some cases, include variations which are intended to enhance the tax efficiency of the benefit to the recipient or serve as a substitute for benefit opportunities lost due to regulatory contribution limits or changes in company policies. Specifically, among other such benefits, the Company offers a Supplemental Retirement Plan and a Senior Corporate Officer Management Security Plan, which is a contributory defined benefit program available to officers.

How is the Chief Executive Officer paid?

During fiscal year 2004, our chief executive officer was Frank Lazaran. Mr. Lazaran’s compensation is principally comprised of a base salary, a bonus and stock option and contingent cash/restricted stock awards. In accordance with the terms of his employment agreement, Mr. Lazaran received a base salary of $750,000, which was not increased (as noted earlier) due to poor Company performance. In addition, Mr. Lazaran was paid a cash bonus of $292,515 in respect of his service to the Company during fiscal year 2004. Mr. Lazaran’s cash bonus for fiscal 2004 was determined based on the performance targets identified in the 2004 Special Incentive Plan, which, as described above, was put in place late in fiscal 2004 to incentivize success in making progress in the turnaround.

The Committee also awarded Mr. Lazaran options and restricted stock in fiscal 2004. In August 2003, the Committee made annual awards of stock options and PARS to Mr. Lazaran based on the formula described above. In March 2004, the Committee granted Mr. Lazaran options and shares of restricted stock based upon of the results of its market review of senior executive compensation as described above (Mr. Lazaran’s base salary was not adjusted at that time or at any time during fiscal 2004). In May 2004, the Committee made a special grant to Mr. Lazaran of stock options in lieu of contingent cash payments, because Mr. Lazaran is the only senior executive of the Company who does not receive contingent cash awards in conjunction with restricted stock grants made under the Company’s long-term incentive award program. As part of the special retention program described above, in early fiscal 2005 the Committee approved the payment to Mr. Lazaran of a special retention bonus, payable in three installments in fiscal 2005 and 2006, which was in lieu of Mr. Lazaran’s other equity awards for fiscal year 2005. As part of the special retention program described above, the Committee also amended Mr. Lazaran’s non-competition agreement to be consistent with those being executed by the other senior executive officers and modified Mr. Lazaran’s change of control severance provisions to include a modified change of control trigger described above. In addition, see “Executive Compensation” above for specific information regarding the components and amount of Mr. Lazaran’s overall compensation for fiscal year 2004.

What factors does the Committee consider in making compensation determinations?

We utilize both quantitative and qualitative indicators of corporate and individual performance when determining total compensation and awarding equity-based compensation for the Company’s executive officers and key employees. Quantitative factors include, among others, achievement of corporate sales targets, pre-tax profit targets and return on capital. Qualitative factors include achievement of pre-established performance goals relative to the Company’s business objectives and strategic initiatives, as well as subjective assessments of individual performances.

We also receive input and estimates from external sources of what a selected peer group of companies pay their key employees. Historically, the Company has evaluated its compensation program and individual compensation awards in relation to a selected peer group of companies consisting of other food and non-food retailers, because Winn-Dixie competes for executives with companies both inside and outside the retail food industry. We considered all these factors in making our compensation determinations with respect to fiscal year 2004, including with respect to our chief executive officer.

How do we handle limitations on the tax deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered officers include our president and chief executive officer and each of the other named executive officers. The Key Employee Stock Option Plan and the Restricted Stock Plan provide the Committee with the flexibility to grant options and issue restricted stock awards that may, in the Committee’s discretion, either qualify as performance-based compensation or not.

The Committee’s general policy is to structure compensation programs that allow the company to fully deduct compensation under the one million dollar limitations of Section 162(m). However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interest of Winn-Dixie and its shareholders. After a thorough review and analysis of alternatives, the Committee determined that it was appropriate and in the best interests of Winn-Dixie and its shareholders to pay Mr. Lazaran the performance- and non-performance-based compensation set forth in the Summary Compensation Table in fiscal 2004, even if a portion of his compensation exceeds the one million dollar deductibility limit.

This Report is submitted by the members of the Compensation Committee who are:

Julia B. North, Chair

John E. Anderson

John H. Dasburg

Edward W. Mehrer, Jr.

Ronald Townsend

STOCK PERFORMANCE GRAPH

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on Winn-Dixie’s common stock during the five fiscal years ended June 30, 2004 compared with the cumulative total returns of the S&P 500 Index and a Food Retail Index compiled by Zack’s Investment Research, Inc.(1) The comparison assumes $100 was invested on June 26, 1999, in Winn-Dixie common stock, in the S&P 500 Index and in the Zack’s Food Retail Index, and assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG WINN-DIXIE STORES, INC., THE S&P 500 INDEX

AND THE ZACK’S FOOD RETAIL INDEX(1)

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

June 2004

Data and chart determined and furnished by Zack’s Investment Research, Inc.

(1)	Includes, but is not limited to, the following companies: Albertson’s, Kroger, Safeway and Winn-Dixie.

AUDIT COMMITTEE REPORT

What governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for its composition and meetings. In April 2004, our Board of Directors amended the Audit Committee Charter. The current charter is attached as Appendix A to this proxy statement. The charter can also be found on the Corporate Governance page of our Web site at www.winn-dixie.com.

How does the Audit Committee conduct its meetings?

During fiscal 2004, the Audit Committee met with the senior members of our executive and financial management team and representatives of KPMG LLP, our independent auditors, at each of its meetings. The Audit Committee’s agenda was established by the Chairman, the Chief Financial Officer and the Director of Internal Audit. At each meeting, the Audit Committee reviewed and discussed various financial, regulatory and compliance issues, the report of the Internal Audit department, and a report of the Disclosure Committee. The Audit Committee also had private, separate sessions at each regular meeting with representatives of KPMG, the Chief Financial Officer and the Director of Internal Audit, at which meetings candid discussions of financial management, accounting and internal control issues took place. Additionally, the Chairman had separate discussions regularly with representatives of KPMG, the Chief Financial Officer, the General Counsel and the Director of Internal Audit.

What matters have members of the Audit Committee discussed with the independent auditors?

In its meetings with representatives of the independent auditors, the Audit Committee asked them to address and discussed their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions include:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•	Based on the auditors’ experience, and their knowledge of the Company, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, have we implemented internal controls and internal audit procedures that are appropriate for us?

•	During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to our accounting and reporting procedures or reports?

The Audit Committee has also discussed with the auditors that they are retained by the Audit Committee and that the auditors must raise any concerns about our financial reporting and procedures directly with the Audit Committee. Based on these discussions with the independent auditors, the Audit Committee believes it has a basis for its oversight judgments and for recommending that our audited financial statements be included in the Annual Report on Form 10-K for Fiscal 2004.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2004?

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with our management; and

•	Discussed with KPMG, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Has the Audit Committee considered the independence of our auditors?

The Audit Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG is independent from the Company and its management.

Has the Audit Committee reviewed the fees paid to the Independent Accountants during fiscal 2004?

The Audit Committee has reviewed and discussed the fees paid to KPMG during fiscal 2004 for audit, audit-related and tax services, which are set forth in this proxy statement under “Principal Accountant Fees and Services.” The Audit Committee has determined that the provision of the non-audit services is compatible with KPMG’s independence.

Who prepared this report?

This report has been furnished by the members of the Audit Committee at the end of fiscal 2004:

Ronald Townsend, Chair

John H. Dasburg

Edward W. Mehrer, Jr.

Julia B. North

Principal Accountant Fees and Services

What were the services provided by and fees paid to KPMG in the last two fiscal years?

KPMG billed us fees for the following services in fiscal years 2004 and 2003:

•	Audit Fees: KPMG billed us aggregate fees for audit services of $885,000 in 2004 and $498,000 in 2003.

•	Audit-Related Fees: KPMG billed us aggregate fees of $160,900 in 2004 and $103,000 in 2003 for audit-related services. Audit-related services include audits of supermarkets in the Bahamas and our profit sharing/401(k) plan, and for internal control planning.

•	Tax Fees: KPMG billed us fees for tax services, including tax compliance and consulting in the amounts of $205,425 in 2004 and $92,650 in 2003.

•	All Other Fees: None.

In accordance with SEC rules and our Audit Committee Charter, the Audit Committee approved all fees billed by KPMG in fiscal year 2004.

What are the pre-approval policies of the Audit Committee for audit and non-audit services?

Under our amended Audit Committee Charter, the Audit Committee adopted pre-approval policies that took effect in fiscal year 2004. Under these policies, the Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of the external auditor to provide non-audit services. The Committee’s general policy is to restrict the engagement of the external auditor to providing audit and tax-related services. The Committee will not approve the external auditor to be the provider of the following non-audit services (as interpreted by the SEC):

•	bookkeeping and other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisals or valuation services;

•	fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services or expert services unrelated to the audit; and

•	any other services determined by law to be prohibited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended June 30, 2004, Holland & Knight LLP provided legal services to Winn-Dixie. Tillie K. Fowler, one of our directors, has been a partner of Holland & Knight LLP since April 2001. Fees for these legal services represented less than 2% of Holland & Knight’s revenues during its last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms that we received and written representations from certain reporting persons, we believe that during our most recently completed fiscal year ended June 30, 2004, all of our executive officers, directors and ten percent shareholders complied with all applicable reporting requirements.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

To be included in our 2005 proxy statement, we must receive in writing any shareholder proposals intended to be presented at our 2005 annual meeting of shareholders on or before May 19, 2005. We must receive in writing any shareholder proposals to be considered at our 2005 annual meeting of shareholders, but not included in our 2005 proxy statement, by August 2, 2005. Under Rule 14a-4(c)(1) of the Exchange Act, we will have discretionary authority to vote on any shareholder proposal that we do not receive by August 2, 2005. Written copies of shareholder proposals should be sent to our corporate headquarters at 5050 Edgewood Court, Jacksonville, Florida 32254-3699 to the attention of the Secretary. To ensure prompt receipt, proposals should be sent by certified mail return receipt requested. All proposals must comply with the proxy rules relating to shareholder proposals.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Larry B. Appel

Secretary

September 16, 2004

Please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

WINN-DIXIE STORES, INC.,

as amended April 21, 2004

The purpose of the audit committee is to assist the board of directors in fulfilling its oversight of (a) the integrity of our financial statements and financial reporting, (b) the integrity and effectiveness of our disclosure and internal controls, (c) our compliance with applicable law, regulatory requirements and our Company’s code of conduct, senior officers code of ethics and other compliance policies, (d) the independence, qualifications and performance of our external auditors and (e) the independence, qualifications and performance of our internal auditors. The committee also prepares an annual report of its activity for publication in our proxy statement in accordance with applicable Securities and Exchange Commission (SEC) and other regulatory requirements.

Responsibilities of the Committee

Oversight of Integrity of Financial Statements and Financial Reporting

Financial Statements:    The audit committee reviews and discusses with management and external auditors our annual and quarterly financial statements, including Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”), prior to the filing of each Report on Form 10-K or 10-Q. This review includes matters required to be reviewed under legal, regulatory and New York Stock Exchange (NYSE) requirements and the items required by SAS 61 in the case of annual financial statements and SAS 100 in the case of quarterly financial statements. In reviewing Forms 10-K and 10-Q, the committee reviews the process for quarterly certifications by the chief executive and chief financial officers of the Company.

Reporting Issues:    While the fundamental responsibility for the company’s financial statements and disclosures rests with management and the external auditor, the audit committee reviews: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and major changes as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

Following completion of the annual audit, the audit committee also reviews separately with each of management and the external auditors any problems, difficulties or disagreements encountered during the course of the audit, including any restrictions on the scope of work or access to required information. As part of this review the audit committee, among other items, reviews: (a) any accounting adjustments that were noted by the independent accountants but were “passed,” (b) any communications between the audit team and the external auditors’ national office respecting auditing or accounting issues raised by the engagement, (c) any management letter or internal control letter issued (or proposed to be issued) by the external auditors to the Company and (d) the responsibilities, budget and staffing of the Company’s internal audit function.

Press Releases:    The audit committee reviews all earnings press releases prior to release of the information, including a review of the type and presentation of information to be included (paying particular attention to any use of “pro forma” or adjusted GAAP information) and any earnings guidance. Management reviews with the committee all presentations to analysts or ratings agencies that represent a significant adjustment in our business operations, results or strategies.

Oversight of Integrity and Effectiveness of Disclosure and Internal Controls

Review of Disclosure Committee Activity:    The audit committee reviews with management and external auditors the processes employed by our Company to ensure our disclosure and internal controls are effective. This includes a review of the procedures employed by the Company’s disclosure committee.

Internal Controls:    The audit committee reviews with management management’s opinions relating to the design and effectiveness of disclosure and internal controls, recent evaluations of the adequacy of these controls, whether or not management is aware of any significant deficiencies or material weakness in the design or operation of our internal controls, instances of fraud involving management or other employees having a significant role in our internal controls and significant changes made relating to these controls. The committee also advises management on the scope of internal and external auditor review of disclosure and financial controls policies and procedures, including the adequacy of these reviews, their material findings and management’s responses.

Oversight of Compliance Program

Compliance Program:    The audit committee reviews the effectiveness of our Company’s system for monitoring compliance with laws, regulations and our compliance policies, including our Code of Conduct. This process includes regular reviews of our compliance policies, the material risks and related processes being monitored, relevant training, compliance activity and management follow-up and disciplinary actions. The committee also reviews and evaluates the processes used by the Company to communicate our Code of Conduct and other compliance policies to all associates and to inform associates of the mechanisms available to them for reporting concerns.

Management Reports:    The audit committee discusses with management the status and results of significant management investigations into compliance-related issues. It also receives regular reports from the general counsel regarding significant legal and compliance matters, including material litigation, other potentially material contingent liabilities and material reports or inquiries received from regulators or governmental agencies.

Oversight of External Auditor

Selection:    The audit committee, in its capacity as a committee of the board of directors, is directly responsible for the appointment, compensation, retention and oversight of the work of our external auditor. It is responsible for establishing a clear understanding with management and the external auditor that the external auditor reports directly to the audit committee. The committee is responsible for resolving disagreements between management and the external auditors over financial reporting. Although it has sole authority to appoint the external auditor, the committee will continue its practice of recommending that the board of directors ask our shareholders to ratify its selection annually. In making determinations on the appointment of the external auditor, the committee reviews the capabilities and audit programs of the auditing firm, as well as the experience and qualifications of the primary partners on the audit team. The audit committee is also responsible for replacing the external auditor, when appropriate.

Controls:    The audit committee reviews and approves the external auditor’s proposed audit scope and plans, including coordination of the activities of the internal and external auditors. The committee also approves the annual budget for all audit and non-audit services to be provided. The audit committee pre-approves all engagements of the external auditor. The committee’s general policy is to restrict the engagement of the external auditor to the provision of audit and tax-related services. The committee will not approve the external auditor to be the provider of the following non-audit services (as interpreted by the SEC): bookkeeping and other services related to our accounting records or financial statements; financial information systems design and implementation; appraisals or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment adviser or investment banking services; legal services or expert services unrelated to the audit; and any other services determined by law to be prohibited. The audit committee will ensure that the lead and reviewing partners assigned to our Company’s audit are rotated no less frequently than every five years.

Auditor Reports:    The audit committee receives and reviews on an at least annual basis written reports from the external auditor (a) regarding its independence, describing all relationships, if any, between the external auditor and our Company, including those contemplated by Independence Standards Board Standard No. 1 and (b) describing the firm’s internal quality-control procedures, including any material issues raised by the most recent internal quality control review or peer review of the firm or by any inquiry or investigation by any governmental or professional authorities in the last five years respecting one or more independent audits carried out by the firm, and any steps taken by the firm to deal with any such issues. The audit committee actively engages in a dialogue with the external auditor with respect to these reports. The committee also reviews all management letters provided to the Company by the external auditor and monitors management’s response to the recommendations.

Evaluation of the External Auditor:    After reviewing the report described above and the external auditor’s work throughout the year, the audit committee evaluates the qualifications, performance and independence of the external auditors, the competence, experience and qualifications of the lead partner and senior members of the external auditors’ team, and the quality control procedures of the external auditors. In making this evaluation, the audit committee takes into account the opinions of management and the Company’s internal auditors. The audit committee presents its conclusions with respect to the external auditors to the board of directors.

Oversight of Internal Auditors

Reporting Relationship:    The audit committee reviews the organization of our internal audit department, including its staffing and budget. The director of internal audit reports directly to the committee and may not be replaced without the prior approval of the committee.

Oversight of Activity:    The audit committee also regularly reviews the programs maintained by our internal audit department. To that end, the committee reviews at least annually the risk assessment process employed by the internal audit department and the results of the risk assessment process. In addition, the committee reviews the process maintained by the internal audit department to track its activities, findings and follow-up by management on internal audit department recommendations. The audit committee reviews significant internal audit department findings and recommendations to Company management, as well as the responses to the recommendations. Finally, the committee ensures there are no inappropriate restrictions imposed by Company management that impair the ability of the internal audit department to perform its function or access necessary information.

Discussion of Risk Management Policies:    The audit committee discusses with management and the external auditors, as appropriate, the Company’s risk assessment and risk management policies, including (a) the guidelines and policies by which management assesses and manages the Company’s exposure to risk, and (b) the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures.

Membership of the Committee

Composition and Structure:    The audit committee is composed of no less than three directors, one of which serves as chair, appointed by the board of directors upon the recommendation of the nominating and corporate governance committee. All members of the committee must be independent as certified pursuant to our Governance Principles, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Listing Standards (the “NYSE Standards”) and other applicable law. In addition, because of the demanding role and responsibility of serving on an audit committee, no member of our audit committee may serve on more than two other audit committees of publicly traded companies. In the event a member of our audit committee accepts membership on more than two other such audit committees, he or she shall immediately submit his or her resignation from the audit committee to the chair of the nominating and corporate governance committee.

Qualifications:    All members of the audit committee must be financially literate and at least one member of the committee must have accounting or related management expertise. Unless the board of directors determines otherwise, at least one member must be an “audit committee financial expert” as such term is defined by SEC rules and regulations.

Tenure:    Committee members are appointed and removed as provided in our Governance Principles.

Meetings of the Committee

Meetings:    The audit committee meets at least four times each year in conjunction with the board of directors meetings. The committee may hold additional meetings at the request of the chair. In addition, at or immediately prior to each of those meetings, the committee reviews the proposed Annual Report on Form 10-K or Quarterly Report on 10-Q filing and associated earnings release. The committee maintains minutes or other records of meetings and activities.

Executive Sessions:    At each audit committee meeting, the committee will meet in separate executive sessions, without other representatives of Company management, with the external auditors and with our director of internal audit. In addition, the committee will meet on a regular basis in executive session with our senior vice presidents of legal and finance.

Management Staffing:    The primary senior management liaison to the audit committee is the senior vice president, finance. In addition, the senior vice president, legal; vice president, accounting; vice president, treasurer; and director of internal audit attend meetings of the committee. The CEO is also invited to all committee meetings. No other directors or members of Company management attend committee meetings other than pursuant to the express invitation of the chair.

Reports to the Full Board:    The audit committee reports to the board of directors with respect to its meetings and activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s external auditors or the performance of the internal audit function.

Policy on Hiring Employees or Former Employees of the External Auditor

We believe that it may be beneficial from time to time for our Company to hire employees or former employees of our external auditor, including employees who have worked on our audits. These individuals’ talents, and their familiarity with our Company and its processes and controls, may make them valuable associates. However, to ensure an appropriate level of independence between our external auditor and internal staff, the audit committee sets clear hiring policies for employees or former employees of the external auditors and must (a) pre-approve the hiring of any individual to a director- or officer-level position in our Company if the individual has been a member of our external audit team in the previous two years and (b) review no less than annually a list of all individuals hired by our Company, regardless of position, who had been employed by our external audit firm in the previous three years, regardless of whether they were a member of our external audit team.

Process for Handling Certain Complaints

The audit committee maintains procedures for the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters. As part of the board’s procedure for receiving and handling these complaints, the Company retains an independent company to maintain an anonymous, confidential, toll-free telephone number for receiving such complaints. The existence of this telephone number is published on our Web site and in all applicable Company compliance policies, with notice that calls to the number will be provided directly to a representative of the audit committee.

A full transcript of all calls received on this telephone number is provided to the chair of the audit committee, our general counsel and our director of compliance. Calls are investigated as directed by the chair of the committee and tracked separately. The status of these investigations is reported to the audit committee at each meeting, to receive direction from the committee and to allow the committee to ensure appropriate follow-up.

Authority of the Committee

Authority and Delegation:    With regard to all matters described in this charter as being within the authority of the audit committee, rather than those matters in which the committee makes recommendations to the board of directors, the committee has the full power and authority to act on behalf of the board. On matters pertaining to the pre-approval of services to be provided by the Company’s external auditors, the committee may delegate all of its power and authority to the committee chair, acting individually or with one or more other committee members. On other matters, the committee does not delegate its responsibility to subcommittees or otherwise.

Outside Advisors:    The audit committee has the authority to engage independent counsel and financial advisors and such other advisors as it deems appropriate. In the event the committee determines to retain any such advisors, the committee has the sole authority to approve the firm’s scope of assignment, fees and other terms of retention/termination.

Evaluations:    At least once each year, the audit committee will evaluate its own performance. Each member of the committee will evaluate the committee. These evaluations will be reviewed by the chair of the committee. The chair will discuss evaluation results with the chair of the nominating and corporate governance committee and with the chairman of the board.

Charter Review:    At least once each year, the audit committee will review this charter and recommend changes, if any, to the nominating and corporate governance committee, which will recommend changes, if any, to the board of directors.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT  JACKSONVILLE, FLORIDA 32254-3699

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders

to be held on October 20, 2004 at 9:00 a.m.

You can submit your proxy by mail, by telephone or through the Internet.

Please use only one of the three response methods.

Please have your proxy card in hand when voting by telephone or through the Internet.

BY MAIL		BY TELEPHONE		THROUGH THE INTERNET

Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, NA Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	Or

Available until 12:00 pm EDT
on October 19, 2004

Call toll free 1-866-235-8913 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

Or

Available until 12:00 pm EDT
on October 19, 2004

Access the website at

https://www.proxyvotenow.com/win

to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

If you want to receive your proxy materials electronically in the future, please vote your shares and sign up for electronic delivery through the Internet at https://www.proxyvotenow.com/win.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

Ú FOLD AND DETACH HERE Ú

The undersigned hereby appoints A. DANO DAVIS, T. WAYNE DAVIS and CHARLES P. STEPHENS, and each of them, as proxies, with full power of substitution and resubstitution, to vote all shares of Common Stock of Winn-Dixie Stores, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, October 20, 2004 at 9:00 a.m., at the corporate headquarters of the Company, 5050 Edgewood Court, Jacksonville, Florida, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged. The proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournment thereof. The undersigned hereby revokes any proxy given to any person or persons whomsoever (other than the proxies named above) to vote such Common Stock and ratifies and confirms all that the proxies named above may or shall do by virtue hereof.

This proxy card also constitutes voting instructions for shares held in the dividend reinvestment plan and the Winn-Dixie Stores, Inc. 2000 Employee Stock Plan and, if registrations are identical, shares held in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan, as described in the Proxy Statement.

SIGNATURE(S)

DATE: , 2004

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, the vote will supersede this proxy.

Ú  FOLD AND DETACH HERE  Ú

WINN-DIXIE STORES, INC.

Proxy Solicited by the Board of Directors for

the Annual Meeting of Shareholders

to be held on October 20, 2004 at 9:00 a.m.

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

	FOR*	WITHHOLD FROM ALL			FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	Class I Nominees:	2. Ratification of KPMG LLP as independent auditors	☐	☐	☐
01 T. Wayne Davis 02 Carleton T. Rider 03 H. Jay Skelton 04 Charles P. Stephens
				3. Shareholder proposal	☐	☐	☐

*	Except withhold votes from the following nominee(s):

Your vote is important. Please vote by telephone, through the Internet or by signing and dating this proxy card on the reverse side and returning promptly in the enclosed postage-paid envelope so that your shares can be represented at the meeting.

— PLEASE SIGN AND DATE ON REVERSE SIDE —